UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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COINSTAR, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2006

Dear Coinstar Stockholders:

We are pleased to invite you to the 2006 Annual Meeting of Stockholders of Coinstar, Inc. The meeting will begin at 10:00 a.m. local time on Thursday, June 8, 2006, at the Bellefield Conference Center located at 1150 114th Avenue S.E., Bellevue, Washington 98004. Directions and a map to the conference center are located on the back of this Proxy Statement.

At the meeting, you will be asked to (i) elect one director to our Board of Directors, (ii) approve amendments to our 1997 Amended and Restated Equity Incentive Plan, (iii) ratify the Audit Committee’s appointment of KPMG LLP as our independent auditors, and (iv) consider any other business properly presented at the meeting. The Board of Directors recommends that you vote FOR the election of the director nominee, FOR the amendments to our 1997 Amended and Restated Equity Incentive Plan and FOR the ratification of appointment of KPMG LLP as our independent auditors. You will also have the opportunity to hear a review of our business operations during the past year and ask questions.

If you have any questions concerning the annual meeting or any matters contained in the Proxy Statement, please contact our Investor Relations Department via telephone at (425) 943-8000 or via email at invest@coinstar.com.

We hope you can join us on Thursday, June 8th. Regardless of whether you plan to attend the meeting, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Keith D. Grinstein	David W. Cole
Chairman of the Board	Chief Executive Officer

COINSTAR, INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 8, 2006

10:00 A.M. LOCAL TIME

BELLEFIELD CONFERENCE CENTER, BELLEVUE, WASHINGTON

TO THE STOCKHOLDERS OF COINSTAR, INC.:

On Thursday, June 8, 2006, we will hold our 2006 Annual Meeting of Stockholders (the “Annual Meeting”) at the Bellefield Conference Center, at 1150 114th Avenue S.E., Bellevue, Washington 98004. The Annual Meeting will begin at 10:00 a.m. local time. Directions and a map to the conference center are located on the back of this Proxy Statement.

At the Annual Meeting, stockholders will be asked to:

1.	elect one director to our Board of Directors;

2.	approve amendments to our 1997 Amended and Restated Equity Incentive Plan;

3.	ratify the Audit Committee’s appointment of KPMG LLP, an independent registered public accounting firm, as our independent auditors; and

4.	consider any other business properly presented at the meeting and any adjournment or postponement of the meeting.

The Proxy Statement, which follows this notice, fully describes these items. We have not received notice of other matters that may be properly presented at the Annual Meeting.

You are entitled to vote at the Annual Meeting and any postponements or adjournments of the meeting if you were a stockholder of record at the close of business on Thursday, April 13, 2006. At the Annual Meeting and for ten days prior to the meeting at our principal executive offices, 1800 114th Avenue S.E., Bellevue, Washington 98004, a list of stockholders of record entitled to vote will be available for inspection. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8000.

Regardless of whether you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if a broker, bank or other nominee holds your shares as record holder and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy card issued in your name.

This Proxy Statement is furnished in connection with the solicitation of proxies by Coinstar, Inc. on behalf of the Board of Directors for the Annual Meeting. Distribution of this Proxy Statement and form of proxy to stockholders is scheduled to begin on April 27, 2006.

By Order of the Board of Directors

Donald R. Rench
Corporate Secretary

Bellevue, Washington

April 27, 2006

COINSTAR, INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Coinstar, Inc. (“Coinstar,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2006 Annual Meeting of Stockholders (“Annual Meeting”) and at any adjournment or postponement of the Annual Meeting.

You are invited to attend our Annual Meeting on Thursday, June 8, 2006, beginning at 10:00 a.m. local time. The Annual Meeting will be held at the Bellefield Conference Center Building at 1150 114th Avenue S.E., Bellevue, Washington 98004. Directions and a map to the conference center are located on the back of this Proxy Statement.

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and Board committees, the compensation of directors and certain current executive officers for fiscal year 2005, and other required information.

Who is entitled to vote?

Holders of Coinstar common stock at the close of business on Thursday, April 13, 2006 are entitled to receive the Notice and vote at the Annual Meeting. As of that date, there were 29,118,231 shares of Coinstar common stock outstanding and entitled to vote.

How many votes do I have?

Each share of Coinstar common stock is entitled to one vote on each matter properly brought before the Annual Meeting. For example, if you own 30 shares of Coinstar common stock, you are entitled to 30 votes at the Annual Meeting. Stockholders do not have cumulative voting rights.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Coinstar’s transfer agent, Computershare Trust Company, Inc. (“Computershare”), you are considered, with respect to those shares, the “stockholder of record.” The Notice, Proxy Statement, 2005 Annual Report on Form 10-K, and proxy card have been sent directly to you by ADP Investor Communications Services.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares. The Notice, Proxy Statement, 2005 Annual Report on Form 10-K, and proxy card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing.

What am I voting on?

You are being asked to vote on the following three proposals:

(i) to elect one director to hold office until the 2009 annual meeting of stockholders;

(ii) to approve amendments to our 1997 Amended and Restated Equity Incentive Plan; and

(iii) to ratify the Audit Committee’s appointment of KPMG LLP, an independent registered public accounting firm, as independent auditors of Coinstar for the fiscal year ending December 31, 2006.

How do I vote?

By Mail.    Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

In Person at the Annual Meeting.    All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the meeting.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

(i) delivering written notice to the Company;

(ii) timely delivery of a valid, subsequent proxy; or

(iii) voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten business days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time, at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004, by contacting our Investor Relations Department at (425) 943-8000. The list will also be available at the Annual Meeting.

What are the voting requirements to elect Directors and to approve each of the proposals described in this Proxy Statement?

The holders of a majority of the outstanding shares of Coinstar common stock entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, are necessary to constitute a quorum for the transaction of business. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder (i) has not received instructions from the beneficial owner and (ii) does not have discretionary voting power for that particular item.

If you are a beneficial owner, your broker, bank or other holder of record is permitted to vote your shares on the election of directors and the ratification of KPMG LLP as our independent auditors even if the broker does not receive voting instructions from you. However, such record holder may not vote your shares on the proposal to amend our 1997 Amended and Restated Equity Incentive Plan because such proposal is considered “non-discretionary.” Accordingly, without your voting instructions on that proposal, a broker non-vote will occur.

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions are given by the stockholder, will be voted in accordance with those instructions. If you are a stockholder of record and you return your proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote shares represented by that proxy in the manner recommended by the Board of Directors. The Board recommends a vote for each of the proposals.

Election of Directors.    A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “withheld” affect the outcome. Abstentions are not counted for purposes of the election of directors.

Approval of Amendments to the 1997 Amended and Restated Equity Incentive Plan.    A majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the amendments to the 1997 Amended and Restated Equity Incentive Plan. Abstentions will have the same effect as voting against the proposal to amend the 1997 Amended and Restated Equity Incentive Plan. Broker non-votes will have no impact on the proposal to amend the 1997 Amended and Restated Equity Incentive Plan since they are not considered shares entitled to vote.

Ratification of KPMG LLP and Other Proposals.    Under Coinstar’s Bylaws, the votes cast “for” must exceed the votes cast “against” to approve the ratification of KPMG LLP as our independent auditors and any other proposals. Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” these proposals.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the Notice. If any other matters are properly presented at the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote the shares in their best judgment.

What is the effect of the proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent auditors for the fiscal year ended December 31, 2006?

Selection of Coinstar’s independent auditors is not required to be submitted to a vote of stockholders. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors has elected to submit the selection of KPMG LLP as our independent auditors to stockholders for ratification as a matter of good corporate practice. If a majority of all shares present in person or represented by proxy and entitled to vote at the Annual Meeting fail to vote for the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without resubmitting the matter to Coinstar’s stockholders. Even if a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote for the appointment, the Audit Committee may, at its discretion, appoint different independent auditors at any time during the year.

Who counts the votes?

Computershare will serve as the inspector of election and will count all votes. The inspector of election will separately count affirmative and negative votes, abstentions and broker non-votes.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of soliciting proxies. Proxies may be solicited on our behalf by Coinstar directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to directors, officers or other regular employees for such services. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial stockholders. We may reimburse persons representing beneficial stockholders of common stock for their costs of forwarding solicitation materials to such beneficial stockholders. In addition, we have retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies for fees of approximately $8,500, plus reimbursement of out-of-pocket expenses.

When will Coinstar announce the results of the voting?

We will announce preliminary voting results at the Annual Meeting. Final and official voting results will be printed in our quarterly report on Form 10-Q for the quarter ended June 30, 2006 (which will be available at www.sec.gov and on our website at www.coinstar.com).

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting if you were a Coinstar stockholder as of the record date (April 13, 2006) or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date. If you are not a stockholder of record but hold shares through a broker, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date (April 13, 2006), a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTOR

Our Amended and Restated Certificate of Incorporation and Bylaws divide the Board of Directors into three classes. Each class has a three-year term. Only persons elected by a majority of the remaining directors may fill vacancies on the Board. As of April 27, 2006, the Board was composed of six members, divided into three classes as follows:

Term Expiring 2006:	David W. Cole
Term Expiring 2007:	Keith D. Grinstein and Ronald B. Woodard
Term Expiring 2008:	Deborah L. Bevier, David M. Eskenazy and Robert D. Sznewajs

If elected at the Annual Meeting, Mr. Cole will serve until the 2009 annual meeting of stockholders or until his successor is duly elected and qualified. Ms. Bevier and each of Messrs. Grinstein, Woodard, Eskenazy and Sznewajs will continue in office until their respective successor is duly elected, or until their death, resignation or retirement.

Except as otherwise specified in a proxy, proxies will be voted for the director nominee. Mr. Cole has agreed to serve if elected and management has no reason to believe that he will be unable to serve. If Mr. Cole becomes unavailable to serve as a director, proxies will be voted for the election of such person as shall be designated by the Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board.

Nominee for election to a three-year term expiring at the 2009 Annual Meeting of Stockholders

David W. Cole

David W. Cole, 58, has served as our Chief Executive Officer and a director since October 2001. Prior to joining Coinstar, Mr. Cole served as president of The Torbitt & Castleman Company (a specialty food products manufacturer) from December 1999 through February 2001. From November 1993 through December 1999, he served as president of Paragon Trade Brands (a private label disposable diaper manufacturer).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE.

A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “withheld” affect the outcome. Abstentions are not counted for purposes of the election of directors.

Directors continuing in office until the 2007 Annual Meeting of Stockholders

Keith D. Grinstein

Keith D. Grinstein, 45, has been a director of Coinstar since August 2001 and has served as the Board of Directors’ non-employee chairperson since June 2002. Mr. Grinstein is currently a partner at Second Avenue Partners (a venture capital fund). He has also held a number of senior executive positions at Nextel International, Inc. (a telecommunications company), serving as its president from January 1996 to March 1999, its chief executive officer from January 1996 to August 1999 and a member of its board of directors from 1996 until 2002. Mr. Grinstein previously served as president and chief executive officer of the Aviation Communications Division of AT&T Wireless Services, Inc. (formerly McCaw Communications), from January 1991 to December 1995. Mr. Grinstein is currently a director of Labor Ready, Inc. (a provider of temporary manual labor), Nextera Enterprises, Inc. (a holding company of Woodridge Labs, Inc., a developer and marketer of branded consumer products) and F5 Networks, Inc. (an application traffic management software company).

Ronald B. Woodard

Ronald B. Woodard, 63, has been a director of Coinstar since August 2001. Mr. Woodard is chairperson of MagnaDrive Corporation (an industrial magnetic coupling manufacturer). Mr. Woodard co-founded MagnaDrive in April 1999 after a 32-year career with The Boeing Company where he held numerous positions including president of The Boeing Commercial Airplane Group. Mr. Woodard is currently a director of AAR Corp. (a provider of aftermarket support to the aviation and aerospace industry) and Continental Airlines, Inc. (a commercial airline company). He is also a director of Knowledge Anywhere (an on-line provider of employee training) and a trustee and chairman of the Seattle Symphony.

Directors continuing in office until the 2008 Annual Meeting of Stockholders

Deborah L. Bevier

Deborah L. Bevier, 54, has been a director of Coinstar since August 2002. Ms. Bevier is a principal of D.L. Bevier Consulting LLC (an organizational and management consulting firm) and has been president of Waldron Consulting, a division of Waldron & Co. (an organizational and management consulting firm) since July 2004. Prior to that time, from 1996 until 2003, Ms. Bevier served as a director, president and chief executive officer of Laird Norton Financial Group and its predecessor companies (an independent financial advisory services firm). From 1973 to 1996, Ms. Bevier held numerous leadership positions with Key Bank of

Washington, including chairman and chief executive officer. Ms. Bevier currently serves on the board of directors of Fisher Communications, Inc. (a media and communications company).

David M. Eskenazy

David M. Eskenazy, 44, has been a director of Coinstar since August 2000. He is the Executive Vice President and Chief Operating Officer of R.C. Hedreen Co. (a hotel development and investment firm) where he has served in various accounting and finance positions since 1987. He has led R.C. Hedreen’s investment arm for the past several years where his responsibilities include the development and oversight of early stage companies as well as management of a fund holding marketable securities. He currently serves on the board of directors for R.C. Hedreen Co., MagnaDrive Corporation (an industrial magnetic coupling manufacturer) and ScreenLife LLC (a developer of DVD board games). Mr. Eskenazy is a certified public accountant (inactive).

Robert D. Sznewajs

Robert D. Sznewajs, 59, has been a director of Coinstar since August 2002. Since January 2000, Mr. Sznewajs has served as president, chief executive officer and a member of the board of directors of West Coast Bancorp (a bank holding company).

BOARD MEETINGS AND DIRECTOR INDEPENDENCE

During 2005, the Board of Directors met 12 times. The committees of the Board (including any special committees) held a total of 12 meetings. Each director attended 100% of the Board and Board committees on which he or she served. It is the Company’s policy to request and encourage all of the Company’s directors and director nominees to attend in person the Annual Meeting, absent unavoidable conflicts or extenuating circumstances that prohibit a director from attending. Last year, all directors attended the 2005 annual meeting of stockholders.

The Nasdaq Marketplace Rules require that a majority of our directors be “independent,” as defined by Nasdaq Marketplace Rule 4200(a)(15). In April 2006, the Board of Directors reviewed the independence of our directors and examined whether any transactions or relationships exist currently, or during the past three years existed, between each director, or certain family members of each director, and us and our subsidiaries, senior management or their affiliates, other affiliates of the Company, equity investors or independent auditors. As a result of this review, the Board has determined that all of the directors, except Mr. Cole, who is an employee, are “independent” under the applicable Nasdaq Marketplace Rules described above.

BOARD COMMITTEES AND MEETINGS

The Board of Directors has established the following standing committees: Audit, Compensation, and Nominating and Governance. The Board may, by resolution passed by a majority of the Board, from time to time, appoint other special committees to address special projects of or matters of interest to the Board.

All the members of each of the standing committees meet the criteria for independence prescribed by Nasdaq. Membership of the standing committees is determined annually by the Board of Directors. Adjustments to committee assignments may be made at any time. As of April 29, 2006, membership of each standing committee is as follows, with committee chairpersons listed first:

Audit	Compensation	Nominating and Governance
David M. Eskenazy	Deborah L. Bevier	Ronald B. Woodard
Keith D. Grinstein	David M. Eskenazy	Deborah L. Bevier
Robert D. Sznewajs	Keith D. Grinstein	Keith D. Grinstein
Robert D. Sznewajs

The Board of Directors has adopted a written charter for each committee. Stockholders may access a copy of each committee’s charter on the Investor Relations section of the Company’s website at www.coinstar.com. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee	5 meetings in 2005

The primary purposes of the Audit Committee are to assist the Board of Directors in oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, (iv) the performance of the Company’s independent auditors and the internal auditors, and (v) compliance with the Company’s code of ethics for senior financial officers. The Committee retains authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The Committee may also retain independent counsel and accounting and other professionals to assist the Committee without seeking Board approval with respect to the selection, fees or terms of engagement of any such advisors.

The Audit Committee meets with our independent auditors at least quarterly, prior to releasing our quarterly results, to review the results of the auditors’ interim reviews or annual audit before they are released to the public or filed with the Securities and Exchange Commission (the “SEC”) or other regulators. The Audit Committee also reviews and comments as to the quality of our accounting principles and financial reporting and controls, adequacy of staff, and the results of procedures performed in connection with the audit process.

The charter of the Audit Committee requires that the Committee be comprised of at least three directors, all of whom meet the independence requirements established by the Board of Directors, Nasdaq and any other regulations applicable to the Company. Each Committee member must, at a minimum, be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one Committee member must be an “audit committee financial expert” and have accounting or related financial management expertise as required by the Board, the SEC and Nasdaq. No member of the Audit Committee may serve on more than three audit committees of publicly traded companies (including the Audit Committee), unless the Board determines that such simultaneous service would not impair the ability of such member to serve on the Audit Committee. The Board has determined that Mr. Grinstein’s simultaneous service on the audit committees of Labor Ready, Inc., Nextera Enterprises, Inc. and F5 Networks, Inc. will not impair his ability to serve on the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and Nasdaq. The Board has also determined that each of Messrs. Eskenazy and Sznewajs is a financial expert under SEC rules, has accounting or related financial management experience and is financially sophisticated under the Nasdaq rules, and is independent, as such term is defined by SEC rules.

Compensation Committee	6 meetings in 2005

The primary purpose of the Compensation Committee is to ensure that the Company’s compensation practices further the shared interests of stockholders and management to attract, hire, retain and motivate the people needed to achieve the Company’s performance goals. In particular, the Committee (i) oversees all aspects of the executive officer compensation programs (including the compensation of the Chief Executive Officer), (ii) reviews and approves employee stock option programs and employee stock purchase programs, (iii) periodically reviews other employee compensation and benefits programs, and (iv) oversees all aspects of the director compensation program.

The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for our executive officers. In addition, the Committee awards stock options and restricted stock to employees and consultants under our stock option plans, and performs other functions regarding compensation as delegated by the Board of Directors. The Committee may use professional consultants to assist it in meeting its responsibilities without seeking Board approval with respect to the selection, fees or terms of engagement of any such advisors.

The charter of the Compensation Committee requires that the Committee be comprised of at least three directors, all of whom are non-employee outside directors and meet the independence requirements established by the Board of Directors and Nasdaq and any other regulations applicable to the Company. The Board has determined that each member of the Committee meets such requirements.

Nominating and Governance Committee	1 meeting in 2005

The primary purposes of the Nominating and Governance Committee (the “Nominating Committee”) are to (i) identify individuals qualified to become members of the Board of Directors, (ii) approve and recommend to the Board director candidates, (iii) oversee evaluations of the Board, (iv) develop, update as necessary and recommend to the Board corporate governance principles and policies applicable to the Company, and (v) monitor compliance with such principles and policies.

The charter of the Nominating Committee requires that the Nominating Committee be comprised of at least three directors, each of whom meets the independence standards required by the Board of Directors and Nasdaq. The Board has determined that each of the Committee members meets such requirements.

As noted above, the Nominating Committee is responsible for making recommendations to the Board of Directors concerning nominees for election as directors and nominees for Board vacancies. To fulfill this role, the Nominating Committee has authority to retain and terminate any search firm that is used to identify director candidates and retains the sole authority to approve fees and other retention terms. Where necessary, the Nominating Committee may also retain independent counsel and other professionals to assist the Nominating Committee. When assessing a director candidate’s qualifications, the Nominating Committee will consider issues of expertise (including retail, public company and policymaking experience), independence, personal and professional ethics, integrity and values, as well as skills relating to finance, public policy, management and business. These director selection guidelines are further described in Exhibit A to the Nominating Committee’s charter.

Pursuant to its charter, the Nominating Committee will also consider qualified candidates for director properly submitted by the Company’s stockholders. The Nominating Committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as those of director candidates identified by the Committee or the Board. Stockholders can suggest qualified candidates for director by following the instructions outlined on page 38 of this Proxy Statement. No nominations for director were submitted to the Nominating Committee by any stockholder in connection with the Annual Meeting.

NON-EMPLOYEE DIRECTOR COMPENSATION

2005 Compensation.    Coinstar’s non-employee directors received the following cash and equity compensation for their services during the fiscal year 2005. Mr. Cole, as an employee of Coinstar, did not receive any additional cash or equity compensation for his service as a director.

Cash and Equity Compensation

Director	Annual Board/ Committee Cash Retainers($)		Board Meeting Cash Fees($)	Committee Meeting Cash Fees($)	Stock Option Awards($)(1)	Total Compensation
Keith D. Grinstein(2)	$48,750	(3)	$14,750	$11,250	$136,866	$211,616
Deborah L. Bevier	23,750		14,750	5,000	86,175	129,675	(4)
David M. Eskenazy	32,875	(5)	14,750	10,500	86,175	144,300
Robert D. Sznewajs	23,750		14,000	10,500	86,175	134,425
Ronald B. Woodard	23,750		14,750	750	86,175	125,425

(1)	On June 9, 2005, each non-employee director received a stock option for 8,500 shares at an exercise price of $20.63. Mr. Grinstein received an additional option for 5,000 shares for service as a non-employee chairperson of the Board, also at an exercise price of $20.63. The term of each stock option is five years and the stock options vest in equal monthly installments over one year from the date of grant. The dollar amounts under this column reflect the fair value of these stock options as calculated pursuant to the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based-Payments. The fair value of stock options is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: 4.9 year expected life from the date of grant; expected stock price volatility of 52.6%; risk-free interest rate of 3.79%; and no dividends during the expected term. There is no guarantee that the options will have this value if and when they are exercised. As of December 31, 2005, our non-employee directors held stock options to purchase the following number of shares: Mr. Grinstein—66,000; Ms. Bevier—41,000; Mr. Eskenazy—51,000; Mr. Sznewajs—41,000; and Mr. Woodard—46,000.

(2)	In addition to compensation received for service as a Coinstar non-employee director, Mr. Grinstein is also compensated by Coinstar for his service on the board of directors of Redbox Automated Retail, LLC (“Redbox”), a joint venture between Coinstar and McDonald’s Ventures, LLC. For his service on the Redbox board, Mr. Grinstein receives $1,000 per meeting attended in person and $500 per meeting attended telephonically. During 2005, the Redbox board held one meeting. Mr. Grinstein participated in that meeting telephonically, for total Redbox board compensation of $500.

(3)	Includes $25,000 for service as a non-employee chairperson of the Board.

(4)	Ms. Bevier elected to receive her cash compensation in the form of shares of Coinstar common stock, rather than cash.

(5)	Includes $6,500 for service as chairperson of the Audit Committee.

Cash compensation for attendance at meetings of the Board of Directors or its committees is paid at the end of each fiscal quarter. Annual cash retainers for service as a director or committee chairperson are paid in quarterly installments at the same time as Board and committee meeting fees are paid. Directors may elect to receive their compensation in the form of Coinstar common stock rather than cash, in which case the directors receive the number of whole shares that may be purchased at the fair market value on the last day of the fiscal quarter with the sum of fees otherwise payable in cash.

Stock options are automatically awarded following each annual meeting under a non-employee director program administered pursuant to our 1997 Amended and Restated Equity Incentive Plan and have the terms described in footnote 1 above.

2006 Compensation.    Effective for 2006, the components of Coinstar’s non-employee director cash and equity compensation are as set forth below.

Compensation paid to all non-employee directors
Annual retainer	$25,000
Attendance (in person) at Board meeting (per meeting fee)	$1,500
Attendance (by phone) at Board meeting (per meeting fee)	$750
Annual restricted stock award	1,500	shares
Annual stock option grant(1)	8,500	shares

(1)	Upon initial election or appointment to the Board a non-employee director receives a fully vested stock option for 11,000 shares.

Compensation for attendance at Committee meetings (in person or by phone)
Audit Committee	$1,250
Compensation Committee	$1,000
Nominating and Governance Committee	$1,000

Additional Compensation for Board and Committee Chairpersons
Non-employee chairperson of the Board	$25,000
plus a stock option for 5,000		shares
Audit Committee (if not Board chairperson)	$10,000
Compensation Committee (if not Board chairperson)	$7,500
Nominating and Governance Committee (if not Board chairperson)	$5,000

Cash compensation is paid to non-employee directors in the same manner and at the same times described above for 2005 compensation. Effective for 2006, non-audit committee meeting fees were increased from $750 to $1,000.

Equity compensation awards are made following each annual meeting under a non-employee director program administered pursuant to our 1997 Amended and Restated Equity Incentive Plan. Effective for 2006, non-employee director compensation was revised to include an annual award of 1,500 shares of restricted stock. The restricted stock awards will vest one year from the date of grant.

PROPOSAL 2: APPROVAL OF AMENDMENTS TO 1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

The Board of Directors is asking stockholders to approve amendments to the Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan (the “Plan”). These amendments will enable Coinstar to continue to offer competitive compensation packages to our officers, directors and employees that are responsive to evolving compensation practices that increasingly emphasize a diverse mix of traditional stock options together with stock awards.

The amendments described below were approved by the Board of Directors on April 24, 2006, subject to stockholder approval. The Plan was initially adopted by the Board and approved by the stockholders in 1997. Stockholders approved amendments to the Plan in June 1999, August 2002, June 2004 and June 2005. The Board is asking stockholders to approve the following amendments to the Plan to:

•	Extend the term of the Plan to June 8, 2016. The Plan is currently scheduled to expire on March 28, 2007. Approval of this amendment would extend the expiration date of the Plan to June 8, 2016.

•	Increase the number of shares authorized for issuance under the Plan by 1,000,000. The total number of shares currently authorized for issuance under the Plan is 6,517,274. As of March 31, 2006, there were only 1,497,671 shares remaining available for grant as new awards under the Plan. The Board is recommending the addition of 1,000,000 shares to the total number of shares authorized for issuance under the Plan to enable us to meet our expected needs over the next year. The Company’s average annual burn rate for 2003 through 2005, which is the total number of equity awards granted in a given year divided by the number of shares of common stock outstanding, was 2.4%.

•	Increase the limit on stock awards to 600,000 shares. The current limit on the number of shares that can be issued as stock awards under the Plan is 500,000 shares. The Board is recommending that the limit be increased to 600,000 shares.

Pursuant to Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), in order for Coinstar to be able to deduct compensation in excess of $1 million paid in any year to our Chief Executive Officer or our four other most highly compensated executive officers, such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals must be approved by our stockholders. Where the performance goals provide Coinstar a choice among different performance measures, as they do in connection with stock awards under the Plan, Coinstar must obtain stockholder approval of the material terms of such performance goals every five years. Accordingly, we are asking stockholders to re-approve the material terms of the performance goals described below under “Performance-Based Compensation Under Section 162(m) of the Code.” Stockholders last voted on the performance goals at the 2004 Annual Meeting of Stockholders. If the stockholders re-approve the material terms of the performance goals described below, the Section 162(m) requirements will be met for the years 2006 through 2010.

A copy of the Plan as proposed to be amended and restated is attached to this Proxy Statement as Appendix A. The following description of the Plan as proposed to be amended and restated is a summary and does not purport to be a complete description. Please refer to Appendix A for more detailed information.

Summary of Terms

Purpose.    The purposes of the Plan are (i) to attract and retain the best available personnel; (ii) to provide additional incentives to our employees and consultants; and (iii) to promote the success of our business.

Stock Subject to the Plan.    Subject to adjustment for stock splits and similar events, a maximum of 7,517,274 shares are authorized for issuance under the Plan. The shares issued under the Plan may come from authorized but unissued shares of Coinstar common stock or from shares subsequently reacquired on the market or otherwise. If any awards granted under the Plan expire for any reason or otherwise terminate, in whole or in part, without having been exercised in full (or vested in the case of restricted stock), the stock not acquired under such awards reverts to and again becomes available for issuance under the Plan.

Administration.    The Plan may be administered by the Board of Directors or any Board-appointed committee of two or more independent directors (the “plan administrator”). The plan administrator may further delegate authority to different committees of the Board or to an executive officer, subject to limits prescribed by the plan administrator, except that all grants of awards to directors must be approved by a Board-appointed committee consisting of independent directors. The Board has delegated the duties of plan administrator to the Compensation Committee, which has further delegated limited authority to an executive officer who is also a Board member. The plan administrator, subject to the terms of the Plan, selects the individuals to receive awards, determines the terms and conditions of all awards and interprets the provisions of the Plan. The plan administrator is also authorized to make such rules and regulations as it deems necessary to administer the Plan. The plan administrator’s decisions, determinations and interpretations are binding on all holders of awards granted under the Plan.

Awards.    The plan administrator is authorized to grant incentive stock options, nonqualified stock options and stock awards under the Plan. Awards may consist of one or more of these grant types.

Eligibility.    Awards may be granted to all our employees, consultants and directors and to the employees, consultants and directors of any parent or subsidiary of ours, except that only our employees and employees of our subsidiaries may receive incentive stock options. As of March 31, 2006, approximately 200 persons would have been eligible to receive grants under the Plan.

Stock Option Grants.    Options granted under the Plan may be “incentive stock options” (as defined in Section 422 of the Code) or nonqualified stock options. The exercise price for each option is determined by the plan administrator but may not be less than 100% of fair market value of Coinstar common stock on the date of grant (except for options granted in assumption of or substitution for options granted by a company acquired by Coinstar). For purposes of the Plan, “fair market value” means the closing sales price for our stock as reported by the Nasdaq National Market for a single trading day. As of March 31, 2006, the closing sales price for Coinstar common stock on the Nasdaq National Market was $25.91 per share.

The exercise price for shares purchased under an option must be paid in cash or check or, at the discretion of the plan administrator and to the extent permitted by applicable law, by delivery of Coinstar common stock already owned by the optionee for at least six months, a broker-assisted cashless exercise, or such other consideration as the plan administrator may permit, including a promissory note to the extent not prohibited by law.

No option may have a term of more than ten years from the date of grant. Each option will vest and become exercisable by the holder based on a vesting schedule set forth in the individual optionee’s grant notice. Generally, options granted to employees under the Plan vest over a four-year period, with 25% of the option becoming vested and exercisable on each anniversary of the date of grant. Unless the plan administrator determines otherwise, options vested as of the date of termination of the optionee’s employment or service relationship with Coinstar generally will be exercisable for three months after the date of termination for terminations due to reasons other than death or disability, or one year after the date of termination for terminations due to death or disability, but in no event may an option be exercised after the expiration of its term.

Except for adjustments to reflect stock splits and similar events, the plan administrator may not, without stockholder approval, cancel or amend an outstanding stock option for the purpose of repricing, replacing or regranting the option with an exercise price that is less than the exercise price of the original option (as adjusted for stock splits and similar events).

Stock Awards.    The plan administrator is authorized to make awards of common stock or awards denominated in units of common stock on such terms and conditions and subject to such restrictions, if any, that may be based on continuous service with the Company or the achievement of performance criteria. Subject to adjustment for stock splits and similar events, not more than an aggregate of 600,000 shares of Coinstar common stock are available for issuance pursuant to grants of stock awards under the Plan. The terms, conditions and restrictions that the plan administrator will have the power to determine will include, without limitation, the manner in which shares subject to stock awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the stock award will occur by reason of termination of the participant’s employment or service relationship.

Performance-Based Compensation Under Section 162(m) of the Code.    The plan administrator may determine that stock awards will be made subject to the attainment of performance goals relating to one or more or a combination of business criteria for purposes of qualifying the award under Section 162(m) of the Code. These business criteria include: profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets, where such criteria may be stated in absolute terms or relative to comparison companies. The plan administrator may not adjust performance goals for any stock award intended to qualify as “performance-based” under Section 162(m) of the Code for the year in which the award is settled in a manner that would increase the amount of compensation otherwise payable to a participant.

Subject to adjustment for stock splits and similar events, no person is eligible to receive awards covering more than 500,000 shares of common stock in any calendar year.

Transferability.    An incentive stock option is not transferable except by will or by the laws of descent and distribution, and is exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A nonqualified stock option may be transferred to the extent provided in the option agreement; provided that if the option agreement does not expressly permit the transfer of a nonqualified stock option, the nonqualified stock option is not transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order and will be exercisable during the lifetime of the person to whom the option is granted only by such person or any transferee pursuant to a domestic relations order. Notwithstanding the foregoing, the person to whom the option is granted may, by delivering written notice to us, in a form satisfactory to us, designate a third party who, in the event of the death of the optionee, is thereafter entitled to exercise the option. Stock awards are not transferable except by will or the laws of descent and distribution or, if the stock award agreement so provides, pursuant to a domestic relations order so long as stock awarded under such agreement remains subject to the terms of the agreement.

Adjustment of Shares.    If any change is made in the stock subject to the Plan, or subject to any award, without the receipt of consideration by us (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by us), then (i) the Plan will be appropriately adjusted in the class(es) and maximum number of shares authorized for issuance under the Plan, the class(es) and maximum number of shares available for issuance pursuant to stock awards, the class(es) and maximum number of shares that can be made subject to awards granted to any person during any calendar year and the class(es) and number of shares for which Awards may be automatically granted pursuant to a formula program established under the Plan, and (ii) awards outstanding under the Plan will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding awards.

Change of Control.    The Plan provides that the plan administrator retains the discretion to do one or more of the following in the event of a merger, reorganization or sale of substantially all of the assets of Coinstar: (i) arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise; (ii) shorten the period during which options are exercisable; (iii) accelerate any vesting schedule to which an option is subject; or (iv) cancel vested options in exchange for a cash payment upon such terms and conditions as determined by the Board of Directors at the time of the event. The plan administrator may also provide for one or more of the foregoing alternatives in any particular option agreement.

Termination and Amendment.    The Board of Directors may at any time suspend, amend or terminate the Plan but, other than adjustments for stock splits and similar events, stockholder approval is required for any amendment that (i) increases the number of shares issuable under the Plan, (ii) materially modifies the requirements for participation in the Plan, (iii) otherwise materially amends the Plan to the extent stockholder approval is required by Nasdaq or securities exchange listing requirements, or (iv) otherwise requires stockholder approval under any applicable law or regulation. The Plan will terminate on June 8, 2016, unless earlier terminated by the Board. No suspension, termination or amendment of the Plan and no amendment of awards outstanding under the Plan may impair the rights of holders of outstanding awards without the holder’s written consent.

Plan Benefits.    A new plan benefits table, as described in the SEC’s proxy rules, is not provided because all awards made under the Plan are discretionary. However, please refer to the “Option Grants in Fiscal Year 2005” table on page 33 of this Proxy Statement, which provides information on the grants made to the Named Executive Officers (as defined under “Named Executive Officer Compensation”) in the last fiscal year, and please refer to the description of grants made to our non-employee directors under the heading “Non-Employee Director Compensation” on page 9 of this Proxy Statement.

U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to us and to participants in the Plan. The summary is based on the Code, the U.S. Treasury regulations promulgated thereunder and various judicial and administrative authorities in effect as of the date of this Proxy Statement, all of which may change with retroactive effect. The summary does not cover any state or local tax or non-U.S. tax consequences of participation in the Plan. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to participants in the Plan. Therefore, we strongly encourage participants to consult their own tax advisors as to the specific federal income or other tax consequences of their participation in the Plan. The summary does not discuss the ramifications on awards of the new deferred compensation provisions of the Code. The Plan has been amended to add an express provision stating that it is the intent of Coinstar that, to the extent awards under the Plan are considered deferred compensation, the awards will satisfy the requirements of the new deferred compensation law, and to make it clear that the Plan is to be interpreted and administered accordingly.

Incentive Stock Options.    The incentive stock options granted under the Plan are intended to qualify for the favorable federal income tax treatment accorded “incentive stock options” under the Code. Generally, the grant or exercise of an incentive stock option does not result in any federal income tax consequences to the participant or to us. However, the exercise of an incentive stock option generally will increase the participant’s alternative minimum tax liability, if any.

The federal income tax consequences of a disposition of stock acquired through exercise of an incentive stock option will depend on the period such stock is held prior to disposition. If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and more than one year from the date of exercise of the option, the participant will recognize long-term capital gain or loss in the year of disposition, equal to the difference between the amount realized on the disposition of the stock and the amount paid for the stock on exercise of the option.

If the participant disposes of the stock before the expiration of either of the statutory holding periods described above (a “disqualifying disposition”), the participant will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the exercise price and (ii) the excess of the amount realized on the disposition of the stock over the exercise price.

Generally, in the taxable year of a disqualifying disposition, the participant will also recognize capital gain or loss equal to the difference between the amount realized on the disposition of such stock over the sum of the amount paid for such stock plus any amount recognized as ordinary income by reason of the disqualifying disposition. Such capital gain or loss will be characterized as short-term or long-term, depending on how long the stock was held. Long-term capital gains generally are subject to lower tax rates than ordinary income and short-term capital gains.

Nonqualified Stock Options.    Upon exercise of a nonqualified stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the amount paid for the stock upon exercise of the option.

Upon disposition of the stock, the participant will recognize capital gain or loss equal to the difference between the amount realized on the disposition of such stock over the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such capital gain or loss will be characterized as short-term or long-term, depending on how long the stock was held.

Stock Awards.    Generally, upon acquisition of a stock award, the recipient will recognize ordinary income equal to the excess of the fair market value of the stock at the time of receipt over the amount, if any, paid for such stock. However, upon the acquisition of an award of restricted stock or stock units, the recipient will not recognize ordinary income until the restrictions lapse or, if earlier, the time the stock becomes transferable. At such time, the recipient will recognize ordinary income equal to the excess of the current fair market value of the stock over the amount, if any, paid for the stock. Any further appreciation in the fair market value of the stock will be taxed upon disposition of the stock. Within 30 days of receipt of an award of restricted stock, the recipient may elect to recognize ordinary income in the taxable year of receipt, despite the fact that such stock is subject to restrictions. If such election is made, the recipient will recognize ordinary income equal to the excess of the fair market value of the stock at the time of receipt over the amount, if any, paid for the stock. Any further appreciation in the fair market value of the stock will be taxed upon disposition of the stock. If the stock is later forfeited, the participant will not be allowed a deduction for any income recognized in connection with making the election. Upon disposition of the stock, the recipient will recognize capital gain or loss equal to the difference between the amount realized on the disposition of the stock and the sum of the amount paid for the stock, if any, plus any amount recognized as ordinary income upon acquisition or vesting of the stock (including income recognized pursuant to an election as described above). Such capital gain or loss will be characterized as short-term or long-term, depending on how long the stock was held.

Tax Consequences to Coinstar.    In the foregoing cases, Coinstar generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to the limitations imposed under Section 162(m) of the Code and other provisions of the Code.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE DESCRIBED

AMENDMENTS TO THE COINSTAR, INC. 1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN.

The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005 about the shares of Coinstar common stock authorized for issuance under our equity compensation plans.

Our stockholder-approved equity compensation plans consist of our 1997 Amended and Restated Equity Incentive Plan, our 1997 Non-Employee Directors’ Stock Option Plan (the “1997 Director Plan”) and our Employee Stock Purchase Plan, as amended. No additional awards will be granted under the 1997 Director Plan.

Our non-stockholder-approved equity compensation plans consist of our 2000 Amended and Restated Equity Incentive Plan and certain other individual arrangements made outside our 1997 Amended and Restated Equity Incentive Plan and our 1997 Director Plan, but subject to the terms of that plan, as described below.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	2,029,367	(1)(2)	$20.66	(3)	1,658,260	(4)(5)(6)
Equity compensation plans not approved by stockholders	710,080		$21.23		6,143	(6)

Total	2,739,447		$20.81		1,664,403

(1)	Includes 82,750 shares of common stock issuable upon vesting of outstanding stock awards granted under the 1997 Amended and Restated Equity Incentive Plan.

(2)	Includes shares subject to stock options granted to our non-employee directors under the 1997 Director Plan, which was terminated by Board action in 2005. Also includes shares subject to stock options granted to our non-employee directors pursuant to a program administered under our 1997 Amended and Restated Equity Incentive Plan and described above under “Non-Employee Director Compensation.”

(3)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding stock awards granted under the 1997 Amended and Restated Equity Incentive Plan.

(4)	Of these shares, 28,530 remained available for issuance under our Employee Stock Purchase Plan on December 31, 2005. The plan was suspended as of December 2005.

(5)	This number does not include the 1 million additional shares proposed to be authorized for issuance under the 1997 Amended and Restated Equity Incentive Plan as proposed to be amended subject to stockholder approval.

(6)	Under the 1997 Amended and Restated Equity Incentive Plan and the 2000 Amended and Restated Equity Incentive Plan, Coinstar may grant awards of common stock, restricted stock awards or awards denominated in units of common stock in addition to stock options.

Description of Non-Stockholder-Approved Equity Arrangements

Below is a description of our other equity compensation arrangements that were not approved by stockholders. Approval by stockholders was not required under the SEC and Nasdaq stock market rules in effect at the time these arrangements were entered into.

2000 Amended and Restated Equity Incentive Plan

In December 2000, the Board of Directors adopted the 2000 Amended and Restated Equity Incentive Plan (the “2000 Plan”). Subject to adjustment for stock splits and other similar events, a maximum of 770,000 shares are authorized for issuance under the 2000 Plan. As of March 31, 2006, there were 5,759 shares available for grant under the 2000 Plan. The 2000 Plan provides for the grant of nonqualified stock options and stock awards, with terms and conditions substantially similar to those described for nonqualified stock options and stock awards under the description of the 1997 Amended and Restated Equity Incentive Plan above. The 2000 Plan will terminate on April 1, 2010, unless earlier terminated by the Board.

Non-Plan Grants

In October 2001, in connection with his joining Coinstar as our Chief Executive Officer, we granted David W. Cole a nonqualified stock option to purchase 200,000 shares of Coinstar common stock with an exercise price equal to the fair market value of Coinstar common stock on the date of grant, which was $21.24. The option has a ten-year term and vested 25% on the first anniversary of the date of grant, with additional vesting occurring 2.08333% per month thereafter until fully vested four years from the date of grant. As of March 31, 2006, this nonqualified stock option was fully vested. In the event of Mr. Cole’s termination of employment with Coinstar, the option will remain exercisable until the earliest of (i) the expiration of the option, (ii) three months following termination due to reasons other than disability or death, (iii) one year following termination due to disability or death, and (iv) immediately upon termination for cause. In the event of Mr. Cole’s death while the option is still exercisable, the option will remain exercisable until the earlier of the expiration of the option and one year from the date of death. The option was granted outside the 1997 Amended and Restated Equity Incentive Plan but, except as otherwise specified in the agreement evidencing the grant, is subject to the terms of that plan.

In September 2002, we granted each of our non-employee directors, other than our chairperson, nonqualified stock options to purchase 2,500 shares. We granted our chairperson a nonqualified stock option to purchase 7,500 shares. Each of these options has a ten-year term, an exercise price equal to the fair market value of Coinstar common stock on the date of grant, which was $27.60, and vested at the rate of 8.333% of the total grant for each month of continuous service from the date of grant, until fully vested one year from the date of grant. As of March 31, 2006, each of these currently outstanding nonqualified stock options were fully vested. In the event of a non-employee director’s termination of service, the vested portion of the option will remain exercisable until the earlier of the expiration of the option or one year after termination of service. Each of these options was granted outside the 1997 Director Plan (which plan was terminated by the Board of Directors in 2005) but, except as otherwise specified in the agreement evidencing the grant, is subject to the terms of that plan.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2006. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF

KPMG LLP AS OUR INDEPENDENT AUDITORS.

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as the representative of the Board of Directors for general oversight of Coinstar’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management has responsibility for preparing Coinstar’s financial statements, as well as for Coinstar’s financial reporting process. KPMG LLP, acting as independent auditors, is responsible for expressing an opinion on the conformity of Coinstar’s audited financial statements with generally accepted accounting principles.

In connection with our review of Coinstar’s consolidated audited financial statements for the fiscal year ended December 31, 2005, we relied on reports received from KPMG LLP as well as the advice and information we received during discussions with Coinstar management. In this context, we hereby report as follows:

(i)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2005 with the Company’s management.

(ii)	The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees.

(iii)	The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors the independent auditors’ independence.

(iv)	Based on the review and discussion referred to in paragraphs (i) through (iii) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Audit Committee

David M. Eskenazy, Chairperson

Keith D. Grinstein

Robert D. Sznewajs

INDEPENDENT AUDITOR’S FEES REPORT

In connection with the audit of the 2005 financial statements, we entered into an engagement letter with KPMG LLP which sets forth the terms by which KPMG will perform audit services for Coinstar. That agreement is subject to alternative dispute resolution procedures, an exclusion of punitive damages and various other provisions.

We incurred the following fees for services performed by KPMG LLP, our principal auditor, in fiscal years 2004 and 2005, inclusive of out of pocket expenses. Consistent with SEC guidelines, the amounts disclosed below for Audit Fees for fiscal year 2005 reflect fees billed or expected to be billed by KPMG LLP, even if KPMG LLP has not yet invoiced Coinstar for such services as of the date of this Proxy Statement. The amounts disclosed for Audit-Related, Tax and All Other Fees for fiscal year 2005 include amounts billed for such services by KPMG LLP, even if KPMG LLP did not bill Coinstar for such services until after fiscal 2005 year-end.

Audit Fees

2005—Audit fees, general	$547,500
2005—Sarbanes-Oxley-required audit of internal controls over financial reporting	$576,080
2005—Fees related to other SEC filings and accounting issues resulting from acquisitions	$120,171

2005—Total audit fees	$1,243,751

2004—Total audit fees (including Sarbanes-Oxley related fees)	$953,660

Audit Fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements, reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

2005	$48,000
2004	$47,000

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” Audit-Related Fees reported for 2005 include fees for statutory audits of consolidated subsidiaries required by local statutes. Audit-Related Fees reported for 2004 include fees for services rendered in connection with acquisition-related diligence.

Tax Fees

2005	$174,773
2004	$3,500

Tax Fees consist of fees for professional services rendered for assistance with federal, state and international tax compliance, tax advice and tax planning. Of the Tax Fees reported for 2005, $167,186 constituted tax compliance fees and $7,587 constituted tax consultation and planning fees. All Tax Fees for 2004 constituted tax consultation and planning fees paid by Coinstar on behalf of certain Coinstar officers and Named Executive Officers. In prior years our primary tax compliance work was completed by a party other than our principal auditor.

All Other Fees

2005	$0
2004	$0

All Other Fees consist of fees for products and services other than the services reported above.

Audit Committee Review and Pre-Approval of Independent Auditors’ Fees

The Audit Committee has considered the non-audit services provided by KPMG LLP as described above and believes that they are compatible with maintaining KPMG LLP’s independence as Coinstar’s principal auditors.

Pursuant to its charter, the Audit Committee pre-approves the retention of the Company’s independent auditors for all audit, review and attest engagements and all non-audit services that the independent auditors are permitted to provide the Company and approves the fees for all such services, other than de minimis non-audit services allowed by relevant law. The Audit Committee may choose to pre-approve services by establishing detailed pre-approval policies and procedures as to the particular service, provided that the Audit Committee is informed of each service pre-approved; however, the Audit Committee has not adopted such a policy at this time. Pre-approval of audit and non-audit services is exclusive to the Audit Committee and may not be delegated to management. The Audit Committee has delegated pre-approval authority to the chairperson of the Committee. The chairperson is required to report his decisions to the Audit Committee at regularly scheduled meetings and may not authorize the approval of any audit, audit-related and non-audit services for which the total amount to be paid by the Company will exceed $50,000. In 2005, the Audit Committee pre-approved 100% of the Audit-Related Fees, Tax Fees and All Other Fees listed above.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each of our executive officers as of March 31, 2006:

Name	Age	Position
David W. Cole	58	Chief Executive Officer
Brian V. Turner	46	Chief Financial Officer
Randall J. Fagundo	46	President, Entertainment Services
James C. Blakely	50	Senior VP, Sales
Alexander C. Camara	41	Senior VP and General Manager, Worldwide Coin
Richard C. Deck	36	Chief Accounting Officer and Controller
Donald R. Rench	39	General Counsel and Corporate Secretary

David W. Cole has served as our Chief Executive Officer and a director since October 2001. Prior to joining Coinstar Mr. Cole served as president of The Torbitt & Castleman Company (a specialty food products manufacturer) from December 1999 through February 2001. From November 1993 through December 1999, he served as president of Paragon Trade Brands (a private label disposable diaper manufacturer).

Brian V. Turner has served as our Chief Financial Officer since June 2003. From October 2001 to June 2003, Mr. Turner served as senior vice president of operations, chief financial officer and treasurer of RealNetworks, Inc. (a digital media and technology company). From December 2000 to October 2001, Mr. Turner served as president, chief operating officer and secretary of BSquare Corp. (a software company), and also served as its senior vice president of operations, chief financial officer and secretary from April 1999 to December 2000. Prior to that, he served as chief financial officer and vice president of administration of Radisys Corp. (an embedded software company) from September 1995 to April 1999.

Randall J. Fagundo has served as President, Entertainment Services, since July 2004, when we acquired American Coin Merchandising, Inc. (“ACMI”) (a supplier of skill-cranes and bulk vending). Prior to that time, Mr. Fagundo served as president and chief executive officer of ACMI beginning in June 1999 and served as senior vice president and chief operating officer from January 1999 to June 1999. Mr. Fagundo co-founded ACMI in 1991.

James C. Blakely has served as our Senior VP, Sales, since May 2004. Prior to that, Mr. Blakely served as an executive consultant with Meridian Consulting (a sales and marketing consulting firm) from September 2001 through May 2004. From 1984 through September 2001, Mr. Blakely held numerous positions with the Dannon Company (a yogurt product producer), including vice president of sales and customer service.

Alexander C. Camara has served as our Senior VP and General Manager, Worldwide Coin, since August 2005, prior to which he served as our vice president of international since April 2004 and, before that, our vice president of United Kingdom operations from March 2002. He has also served as our general manager of Coinstar International’s subsidiary, Coinstar Ltd., in the United Kingdom since September 1999. From 1982 to 1999, Mr. Camara served in various senior retail and strategic positions at Sainsbury Supermarkets Ltd. (a United Kingdom-based retailer with operations also located in the United States).

Richard C. Deck has served as our Chief Accounting Officer since March 2001 and as our Controller since December 2000. From October 1996 to September 2000, Mr. Deck served as the corporate controller of Concur Technologies, Inc. (a software and service provider of expense management solutions). Prior to that, Mr. Deck was a senior financial analyst at Physio-Control International Corporation (a manufacturer and distributor of cardiac defibrillators). Mr. Deck also spent four years at Price Waterhouse.

Donald R. Rench has served as our General Counsel since August 2002 and Corporate Secretary since March 2002. Mr. Rench served as our corporate counsel from March 2000 through August 2002. From October 1997 through March 2000, Mr. Rench served as corporate counsel for NetManage, Inc., formerly Wall Data, Inc. (a software company). Prior to that, Mr. Rench was an attorney in private practice in Cincinnati, Ohio.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table shows the number of shares of Coinstar common stock beneficially owned as of March 31, 2006 (except as otherwise noted) by (i) all those known by us to be beneficial owners of more than 5% of our outstanding common stock; (ii) each director; (iii) each of the Named Executive Officers listed in the Summary Compensation Table on page 31 of this Proxy Statement; and (iv) the executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Outstanding Shares(1)
More Than 5% Stockholders
RS Investment Management Co. LLC(2) 388 Market Street, Suite 1700 San Francisco, CA 94111	2,817,359	10.1%
Morgan Stanley(3) 1585 Broadway New York, NY 10036	2,238,440	8.0%
William Blair & Company, L.L.C.(4) 222 W. Adams Street Chicago, IL 60606	2,029,969	7.3%
Levine Investments Limited Partnership(5) 1702 E. Highland, Suite 310 Phoenix, AZ 85016	1,907,957	6.9%
Franklin Resources, Inc.(6) One Franklin Parkway San Mateo, CA 94403	1,852,113	6.7%
UBS AG(7) Bahnhofstrasse 45 P.O. Box Ch-8021 Zurich, Switzerland	1,587,700	5.7%
Columbia Wanger Asset Management, L.P.(8) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,440,000	5.2%
Directors
Keith D. Grinstein(9)	69,875	*
Deborah L. Bevier(10)	47,390	*
David M. Eskenazy(11)	64,028	*
Robert D. Sznewajs(12)	45,858	*
Ronald B. Woodard(13)	47,294	*
Named Executive Officers
David W. Cole(14)	323,330	1.1%
Brian V. Turner(15)	97,017	*
Randall J. Fagundo(16)	35,719	*
James C. Blakely(17)	21,360	*
Alexander C. Camara(18)	47,512	*
All directors, director-nominees and executive officers as a group (12 persons)	871,382	3.0%

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with SEC rules. For the number of shares beneficially owned by and the percentage of ownership reported for each of the “More Than 5% Stockholders,” we rely upon the each such ‘stockholder’s statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act, as described in the footnotes below. In computing the number of shares beneficially owned by directors, Named Executive Officers and executive officers, shares of common stock subject to restricted stock awards or stock options that are currently exercisable or will become exercisable within 60 days of March 31, 2006 are deemed outstanding. Shares of common stock subject to restricted stock awards or stock options are not deemed outstanding for the purpose of computing the percentage ownership of any other person (unless otherwise assumed to be outstanding). For each person or entity included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or entity by the sum of 27,806,802 shares of Coinstar common stock outstanding as of March 31, 2006, plus the number of shares of common stock, if any, that such person or entity had the right to acquire within 60 days of March 31, 2006. Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Information presented is based on Schedule 13G filed with the SEC on April 7, 2006 by RS Investment Management Co. LLC (“RS Investment Management”), RS Investment Management, L.P., George R. Hecht and RS Partners Fund. RS Investment Management reports that as of March 31, 2006, it had shared voting and shared dispositive power over all shares. The aggregate amount beneficially owned by RS Investment Management is 2,817,359 shares. RS Investment Management, L.P. reports that as of March 31, 2006, it had shared voting and shared dispositive power over all shares. The aggregate amount beneficially owned by RS Investment Management, L.P. is 2,817,359 shares. George R. Hecht reports that as of March 31, 2006, he had shared voting and shared dispositive power over all shares. The aggregate amount beneficially owned by Mr. Hecht is 2,817,359 shares. RS Partners Fund reports that as of March 31, 2006, it did not have sole power to vote or dispose of or direct the disposition of any shares, but that it had shared voting and shared dispositive power over 2,063,822 shares. The aggregate amount beneficially owned by RS Partners Fund is 2,063,822 shares. RS Investment Management, L.P. is a registered investment adviser, managing member of registered investment advisers, and the investment adviser to RS Partners Fund, a registered investment company. RS Investment Management Co. LLC is the General Partner of RS Investment Management, L.P. George R. Hecht is a control person of RS Investment Management and RS Investment Management, L.P.

(3)	Information presented is based on a Schedule 13G filed with the SEC on February 15, 2006 by Morgan Stanley and Morgan Stanley Investment Management Inc. (“MSIM”). Morgan Stanley reports that as of December 31, 2005, it had sole power to vote or direct the vote of 2,031,289 shares and the sole power to dispose of or direct the disposition of 2,031,289 shares. Morgan Stanley also reported that it had shared voting or shared dispositive power over no shares. The aggregate amount beneficially owned by Morgan Stanley is 2,238,440 shares. MSIM reports that as of December 31, 2005, it had sole power to vote or direct the vote of 1,860,400 shares and the sole power to dispose of or direct the disposition of 1,860,400 shares. MSIM also reported that it had shared voting or shared dispositive power over no shares. The aggregate amount owned by MSIM is 1,950,600 shares. Morgan Stanley is a parent holding company and MSIM, a wholly owned subsidiary of Morgan Stanley, is an investment adviser registered under Section 203 of the Investment Adviser Act of 1940.

(4)	Information presented is based on Schedule 13G/A filed with the SEC on February 14, 2006 by William Blair & Company L.L.C. (“William Blair”). William Blair reports that as of December 31, 2005, it had sole voting and dispositive power over all reported shares. William Blair is a registered broker or dealer and a registered investment adviser.

(5)

Information presented is based on Schedule 13G filed with the SEC on November 14, 2005 by Levine Investments Limited Partnership (“Levine Investments”). Levine Investments reports that as of November 1, 2005, it had sole voting and dispositive power over all reported shares. Pursuant to a Voting Agreement, dated November 1, 2005, between Levine Investments and Coinstar, Levine Investments appointed Coinstar as proxy for Levine Investments to vote the shares owned by Levine Investments. The Voting Agreement was filed as Exhibit 10.1 to Coinstar’s Current Report on Form 8-K filed with the SEC on November 2, 2005. The percentage of outstanding shares is based on 27,501,880 shares of Coinstar common stock issued and outstanding, which is the sum of (a) 25,593,923 shares outstanding as of October 14, 2005, as reported in Coinstar’s Form 10-Q for the quarter ended September 30, 2005, (b) 1,813,163 shares issued to Levine Investments on November 1, 2005, and (c) 94,794 shares issued to Comerica Bank as Escrow Holder on November 1, 2005 pursuant to the Escrow Agreement, dated November 1, 2005, among The Amusement Factory, L.L.C., Adventure Vending Inc., Levine Investments and Comerica Bank.

(6)	Information presented is based on Schedule 13G/A filed with the SEC on February 7, 2006 by Franklin Resources, Inc. (“Franklin Resources”). Franklin Resources filed the Schedule 13G on behalf of certain related parties including one of more open or closed-end investment companies or other managed accounts that are investment advisory clients of investment advisers that are direct or indirect subsidiaries of Franklin Resources. Franklin Resources and these subsidiaries have sole voting and dispositive power over all reported shares. Franklin Resources and these subsidiaries disclaim beneficial ownership of such shares.

(7)	Information presented is based on a Schedule 13G filed with the SEC on February 14, 2006 by UBS AG (for the benefit and on behalf of the Traditional Investments division of the UBS Global Asset Management (Americas) Inc. (UBS Global AM) business group of UBS AG). UBS AG reports that as of December 31, 2005, it had sole power to vote or direct the vote of 1,158,400 shares and the sole power to dispose of or direct the disposition of no shares. UBS AG also reported that it had shared voting power over no shares and shared dispositive power over 1,587,700 shares. The aggregate amount beneficially owned by UBS AG is 1,587,700 shares. UBS AG disclaims beneficial ownership of such shares.

(8)	Information presented is based on Schedule 13G/A filed with the SEC on February 14, 2006 by Columbia Wanger Asset Management, L.P. (“Columbia Wanger”) and WAM Acquisition GP, Inc. (“WAM”). Columbia Wanger reports that as of December 31, 2005, it had sole power to vote or direct the vote of 1,440,000 shares and the sole power to dispose of or direct the disposition of 1,440,000 shares. Columbia Wanger also reported that it had shared voting or shared dispositive power over no shares. The aggregate amount beneficially owned by Columbia Wanger is 1,440,000 shares. WAM reports that as of December 31, 2005, it had sole voting or sole dispositive power over no shares. WAM also reported that it had shared power to vote or direct the vote of 1,440,000 shares and the shared power to dispose of or direct the disposition of 1,440,000 shares. The aggregate amount beneficially owned by WAM is 1,440,000 shares. The shares reported include the shares held by Columbia Acorn Trust (“CAT”), a Massachusetts business trust that is advised by WAM, a Delaware limited partnership. CAT holds 5.6% shares of Coinstar.

(9)	Includes 64,875 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2006.

(10)	Includes 40,292 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2006.

(11)	Includes 50,292 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2006.

(12)	Includes (a) 5,566 shares credited to Mr. Sznewajs’ deferred account under the Coinstar, Inc. Outside Directors’ Deferred Compensation Plan and (b) 40,292 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2006.

(13)	Includes 45,292 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2006.

(14)	Includes 309,988 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2006. All shares are held in trust for the benefit of Mr. Cole and his spouse.

(15)	Includes 94,492 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2006.

(16)	Includes 24,359 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2006.

(17)	Includes 21,125 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2006.

(18)	Includes 41,228 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To our knowledge, we believe that all of our directors and officers complied with all of the reporting requirements applicable to them with respect to transactions during 2005, except that we inadvertently filed one report late on behalf of Richard C. Deck.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Membership and Role of the Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) is composed of four outside non-employee directors, Ms. Bevier and Messrs. Grinstein, Eskenazy and Sznewajs, each of whom meets the independence requirements established by the Board and the listing standards for the Nasdaq stock market.

The Committee’s primary purpose is to ensure that Coinstar’s compensation practices further the shared interests of Coinstar’s stockholders and management to attract, hire, retain and motivate the people needed to achieve Coinstar’s performance goals. In particular, the Committee, among other things:

•	oversees all aspects of the executive officer compensation programs (including compensation of the Chief Executive Officer),

•	reviews and approves employee equity incentive and stock purchase programs,

•	periodically reviews other employee compensation and benefits programs, and

•	oversees all aspects of the director compensation program.

The Committee reports frequently to the Board of Directors and maintains frequent communications with Coinstar’s Chief Executive Officer and human resources professionals. In addition, the Committee may retain the services of outside professional consultants to assist it in meeting its responsibilities.

A more complete description of the Committee’s functions and responsibilities is set forth in the Committee’s charter, which is published on the Investor Relations section of Coinstar’s website at www.coinstar.com.

Executive Compensation Policies and Practices

Coinstar’s executive compensation programs are designed to attract, motivate and retain executive officers critical to the Company’s long-term success and the creation of stockholder value. The Committee’s decisions concerning the specific compensation elements and total compensation paid or awarded to Coinstar’s executive officers for 2005 (and compensation elements for 2006), including the Chief Executive Officer, were made with the intent that executive compensation (i) remain aligned with the goal of enhancing stockholder value; (ii) reflect evolving compensation standards and practices among Coinstar’s peer group companies (described below); and (iii) take into account recent and proposed changes in valuation methods and accounting for certain forms of executive compensation, namely, equity compensation.

Particular factors affecting our decisions included:

•	“total” compensation—we believe executive compensation packages should take into account the competitiveness of each component of compensation: base salary, short-term (cash) and long-term (equity) incentives and benefits;

•	“pay-for-performance-based” compensation—we believe executive compensation levels should be determined based on Company, business unit and individual results as compared to quantitative and qualitative performance priorities set at the beginning of each year;

•	“at-market” compensation—we believe executive compensation levels should be at or above the median compensation awarded to similarly situated peer group companies, i.e. companies that (i) are publicly traded, (ii) report revenues between $100-$600 million, and (iii) have between 250 and 2000 employees;

•	“stockholder aligned” compensation—we believe equity compensation awarded to executive officers (consisting of an appropriate mix of stock options and restricted stock awards) should be a significant portion of each executive’s compensation and should further the shared interests of Coinstar’s executives and stockholders;

•	“fair” compensation—we believe executive compensation levels should be perceived as fair, both internally and externally; and

•	“tax deductible” compensation—we believe Coinstar should maximize the tax deductibility of compensation paid to executive officers, as permitted under Section 162(m) of the Internal Revenue Code.

Because we believe that stock ownership is an essential tool to align management and stockholder interests, we have adopted a program to require Coinstar’s executive officers to own prescribed amounts of Coinstar common stock. Under this program, the Chief Executive Officer and chief financial officer must own shares of Coinstar’ common stock equal in value to 75% of their respective base salary. All other executive officers must own stock equal in value to 50% of their base salary. The program was adopted in December 2002 and became effective in January 2003, with a four-year phase-in period. Persons that are named as executive officers subsequent to adoption of the program are granted a grace period to meet the program requirements.

2005 Executive Compensation

Compensation paid to our executive officers in 2005 consisted of the following components: base salary, short-term (cash) incentives, long-term (equity) incentives and other benefits.

Base Salary.    Base salaries for Coinstar’s executive officers are determined by evaluating the following factors: (i) the responsibilities of the position; (ii) the strategic value of the position; (iii) the experience and skills of the individual filling the position; and (iv) market data for comparable positions in peer group companies (described above). The salaries we paid for 2005 and the previous two years to our Named Executive Officers are shown in the Summary Compensation Table on page 31 of this Proxy Statement. We believe that the base salaries for our executive officers in 2005 were generally in line with the median range when compared to similar positions at our peer group companies. Base salaries are reviewed annually, and adjusted from time to time to recognize outstanding individual performance, promotions and competitive compensation levels. At its regularly scheduled meeting on December 12, 2005, the Committee established that fiscal year 2006 base salaries for the Named Executive Officers (other than the Chief Executive Officer, which is described below) in this Proxy Statement will be as follows: Brian V. Turner, $350,168; Randall J. Fagundo, $325,000; James C. Blakely, $247,572; and Alexander C. Camara, $225,000. The Committee believes that these base salaries are merited given each executive officer’s performance in 2005.

Short-Term Incentives.    Short-term incentives awarded to Coinstar’s executive officers consist solely of cash bonuses tied to key measures of corporate performance, including, but not necessarily limited to: financial performance and financial ratios, customer retention, cost management, business growth and new product development. The target cash bonus for each participating executive officer constitutes a percentage of each officer’s base salary, ranging from 30% to 50%. For performance in 2005, short-term incentives were paid out as follows:

•	60% was paid semi-annually, in August 2005 and February 2006, and was based on achievement of certain semi-annual performance goals related to the key measures of corporate performance identified above;

•	20% was paid semi-annually, in August 2005 and February 2006, and was based on the Committee’s discretion after evaluating the executive’s performance for each six-month period; and

•	20% of bonus was paid in February 2006 and was based on the Committee’s discretion after evaluating the executive officer’s and management team’s performance for the entire year.

Of the 60% attributable to the achievement of performance goals, eligible executive officers could receive between 0% and 200% of the target amount, depending on the level of achievement of the goals. In addition to the above, the Committee may award discretionary cash bonuses to executive officers on the basis of such officer’s outstanding performance on particular projects.

The cash bonuses paid for 2005 and the previous two years to our Named Executive Officers are shown in the Summary Compensation Table on page 31 of this Proxy Statement. The Committee believes that the Coinstar executives’ performance, individually, and as a group, against the key measures of corporate performance described above merited the short-term bonuses paid for performance in 2005.

Long-Term Incentives.    Long-term incentives awarded to Coinstar’s executive officers consist of equity compensation in the form of stock options and restricted stock awards. Executive officers received restricted stock awards in January and December 2005 (the former being awarded for performance in 2004 and the latter for performance in 2005). Awards of restricted stock vest and become exercisable in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. Restricted stock awards made to our Named Executive Officers are further described in footnote 3 to the Summary Compensation Table on page 31 of this Proxy Statement. Executive officers received grants of stock options in January and December 2005 (the former being granted for performance in 2004 and the latter for performance in 2005), except for Mr. Camara who received grants of stock options in January, April and October (the latter two being granted in recognition of certain performance and his promotion to Senior Vice President and General Manager, Worldwide Coin). For options granted in January, the term of the options is ten years and the options vest 25% one year from the date of grant and 2.08333% each full month thereafter. For options granted later in the year, the term of the options is five years and the options vest 25% one year from the date of grant and 25% annually thereafter. Stock option grants made to our Named Executive Officers are further described in the “Option Grants in Fiscal Year 2005” table on page 33 of this Proxy Statement.

As noted above, we believe that stock ownership is an essential tool to align the interests of Coinstar’s executives and stockholders. Though the Committee will evaluate the key measures of corporate performance described above, we do not generally employ a set of mechanical criteria in awarding long-term incentives. Rather, we evaluate a series of factors including (i) the anticipated contribution by the executive officer; (ii) the equity awards required from a competitive point of view to retain the services of a valued executive officer; (iii) market data for comparable positions at our peer group companies (described above); and (iv) the number of options or awards currently held by the executive officer. The Committee does not assign a relative weight to any one particular factor. Based upon our evaluation of these factors and each executive officer’s performance in 2005, the Committee believes the grants of stock options and awards of restricted stock were merited.

Other Benefits and Perquisites.    Executive officers may receive additional benefits and limited perquisites that are (i) similar to those offered to Coinstar employees generally or (ii) in the Committee’s view, are reasonable, competitive and consistent with Coinstar’s overall executive compensation program. Coinstar provides medical, dental and group life insurance benefits to each executive officer, similar to those provided to all other Coinstar employees. Also, as provided to all other Coinstar employees, Coinstar matches a portion of each executive’s contribution to his or her account in the Coinstar 401(k) retirement plan. In the past, Coinstar has provided an opportunity for executives to defer portions of their annual cash compensation into tax-deferred interest bearing accounts pursuant to the Executive Deferred Compensation Plan. We have suspended future deferrals under the plan due to low participation. Executives who had previously deferred a portion of their cash compensation continue to maintain interests in the plan. In limited circumstances, and generally on a case-by-case basis, we have authorized certain perquisites for our executive officers, including reimbursements for 15 hours of annual tax and financial planning assistance, reimbursements for expenses incurred in connection with relocation and, in the case of Mr. Camara, automobile leases. Perquisites and other benefits awarded to our Named Executive Officers meeting the disclosure thresholds mandated by the SEC are described in the footnotes to the Summary Compensation Table on page 31 of this Proxy Statement.

Employment Agreements and Change-of-Control Agreements.    Under limited circumstances, Coinstar will enter into an employment agreement or change of control agreement with certain executive officers. Otherwise, executive officers serve at the will of the Board of Directors, thus enabling the Company to remove an executive officer whenever it is in the best interests of the Company, with full discretion on any severance package (excluding vested benefits). Pages 34-35 of this Proxy Statement describe the material terms of employment and change-of-control agreements with certain executive officers with whom we have such agreements. The Committee believes that these agreements were merited in light of all relevant circumstances, including each individual’s past employment experience, desired term of employment and the strategic importance of their respective positions.

2005 Chief Executive Officer Compensation

The Committee follows the same policies and practices described above in determining the compensation paid to Coinstar’s Chief Executive Officer, David W. Cole, for 2005. Mr. Cole has served as Coinstar’s Chief Executive Officer since October 2001. On January 1, 2004, Coinstar entered into new employment and change-of-control agreements with Mr. Cole, the material terms of which are described on page 34 of this Proxy Statement. For 2005, Mr. Cole’s compensation consisted of the same components awarded to other executive officers, namely, base salary, short-term incentives, long-term incentives and other benefits.

During 2005, Mr. Cole received a base salary of $360,600, which was an increase of $13,900, or four percent from his 2004 base salary. We believe the salary level for Mr. Cole was comparable to the median salary of chief executive officers in Coinstar’s peer group companies (described above) and salary survey data. In addition, in consideration of Coinstar’s performance in 2005, as measured against several qualitative and quantitative factors, the Committee awarded Mr. Cole a total cash bonus of $139,913. At its regularly scheduled meeting on December 12, 2005, the Committee fixed Mr. Cole’s fiscal year 2006 base salary at $400,014. The Committee believes that this increase was merited given Mr. Cole’s and Coinstar’s performance in 2005.

During 2005, Mr. Cole received long-term incentives consisting of both stock options and restricted stock awards. Mr. Cole received restricted stock awards in January and December 2005 (the former being awarded for performance in 2004 and the latter for performance in 2005). Awards of restricted stock vest and become exercisable in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. Restricted stock awards made to Mr. Cole are further described in footnote 3 to the Summary Compensation Table on page 31 of this Proxy Statement. Mr. Cole also received grants of stock options in January and December 2005 (the former being granted for performance in 2004 and the latter for performance in 2005). For options granted in January, the term of the options is ten years and the options vest 25% one year from the date of grant and 2.08333% each full month thereafter. For options granted in December, the term of the options is five years and the options vest 25% one year from the date of grant and 25% annually thereafter. Stock option grants made to Mr. Cole are further described in the “Option Grants in Fiscal Year 2005” table on page 33 of this Proxy Statement.

In addition, as with Coinstar’s other executive officers, the Committee has authorized additional benefits and limited perquisites for Mr. Cole, including (i) medical, dental and group life insurance benefits and (ii) matching contributions to Mr. Cole’s account in the Coinstar 401(k) retirement plan. During 2005, Coinstar reimbursed Mr. Cole for tax and financial planning services and for Committee-approved travel expenses in connection with Mr. Cole’s spouse accompanying him on a limited number of business trips. Given the de minimis nature of these perquisites, such amounts are not required to be disclosed in the Summary Compensation Table on page 31 of this Proxy Statement.

The Committee believes that Mr. Cole’s 2005 compensation was appropriate given Coinstar’s positive performance in fiscal year 2005. In determining his total compensation, the Committee considered Coinstar’s annual financial performance, customer retention, cost management, business growth, new product development, Coinstar’s year-over-year profitable growth and positioning for sustained long-term growth, and other individual considerations such as leadership, ethics and corporate governance.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to the chief executive officer and the four other most highly compensated executives in a fiscal year. “Performance-based compensation” is excluded from this $1 million limit. The Committee does not presently expect total cash-based compensation to any of our executive officers to exceed the $1 million limit. Stock options granted to our executive officers pursuant to any of Coinstar’s equity compensation plans are designed to qualify for the performance-based exemption. Restricted stock awards granted to our executive officers have not been designed to qualify for the performance-based exemption. The Committee has not adopted a policy that all compensation must be tax-deductible and qualified under Section 162(m). In order to maintain ongoing flexibility of Coinstar’s compensation programs, the Committee may from time to time approve incentive and other compensation that exceeds the $1 million limitation. The Committee recognizes that the loss of the tax deduction may be unavoidable under these circumstances.

The Compensation Committee

Keith D. Grinstein, Chairperson

Deborah L. Bevier*

David M. Eskenazy

Robert D. Sznewajs

*	Ms. Bevier was selected to serve as Committee Chairperson, effective February 1, 2006. Mr. Grinstein will continue to serve as a member of the Committee.

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 2000 for (i) Coinstar common stock; (ii) the Nasdaq Stock Market (U.S.) Index; and (iii) the Russell 2000 Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31, 2005. The stock price performance shown in the graph is historical and not necessarily indicative of future price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG COINSTAR, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,

AND THE RUSSELL 2000 INDEX

	12/00	12/01	12/02	12/03	12/04	12/05
COINSTAR, INC.	100.00	163.93	148.52	118.75	175.93	149.70
NASDAQ STOCK MARKET (U.S.)	100.00	79.08	55.95	83.35	90.64	92.73
RUSSELL 2000	100.00	102.49	81.49	120.00	142.00	148.46

(*)	$100 invested on December 31, 2000 in stock or index-including reinvestment of dividends. Fiscal year ending December 31, 2005.

NAMED EXECUTIVE OFFICER COMPENSATION

Summary Compensation

The following table shows for the fiscal years ended December 31, 2005, 2004 and 2003, compensation earned by our Chief Executive Officer and our four other most highly compensated executive officers who served as executive officers as of December 31, 2005 (the “Named Executive Officers”). Awards of equity compensation, consisting of stock options and restricted stock awards, were made in January and December 2005. Awards made in January were for performance in 2004. Awards made in December were for performance in 2005.

		Annual Compensation							Long-Term Compensation
Name and Principal Position	Year	Salary($)		Bonus($)(1)		Other Annual Compensation($)(2)			Restricted Stock Awards($)(3)	Securities Underlying Options(#)(4)	All Other Compensation($)(5)
David W. Cole CEO and Director	2005 2004 2003		$360,600 346,700 324,689		$139,913 245,117 58,450		$0 0 0		$834,600 0 0	75,000 65,000 0	$6,846 8,221 8,000

Brian V. Turner(6) Chief Financial Officer	2005 2004 2003		$270,400 260,000 134,669		$115,915 154,324 45,433		$0 0 0		$612,500 0 0	40,000 45,000 110,000	$7,019 4,965 0

Randall J. Fagundo(7) President, Entertainment Services	2005 2004 2003		$325,000 155,664 0		$26,195 33,000 0		$0 0 0		$97,900 0 0	15,000 40,000 0	$5,429 5,230 0

James C. Blakely(8) Senior VP, Sales	2005 2004 2003	$ $	239,200 139,474 0	$ $	92,810 89,106 0	$ $	0 174,768 0	(9)	$75,490 0 0	29,500 35,000 0	$8,426 3,833 0

Alexander C. Camara(10) Senior VP and General Manager, Worldwide Coin	2005 2004 2003		$204,948 183,250 139,034		$61,757 104,449 46,897		$26,571 0 0	(11)	$75,490 0 0	25,000 23,000 0	$15,562 17,866 13,903

(1)	Bonuses paid to Named Executive Officers for performance in fiscal year 2005 were paid semiannually, in August 2005 and February 2006, as described in the “Report of the Compensation Committee on Executive Compensation.”

(2)	The amount reported in the Other Annual Compensation column reflects perquisites and other personal benefits only if the aggregate amount of such compensation for the given year meets or exceeds the lesser of either $50,000 or 10% of the total annual salary and bonus for the Named Executive Officers. Perquisites and other personal benefits include expenses paid by the Company in connection with executive relocations and/or temporary living expenses that were previously reported in the All Other Compensation column.

(3)	Restricted stock awards were made in January and December 2005 (the former being awarded for performance in 2004 and the latter for performance in 2005). Consistent with SEC guidelines, the dollar value of awards of restricted stock is calculated by multiplying the closing market price of Coinstar common stock on the date of grant by the number of shares awarded. Awards of restricted stock vest and become exercisable in equal annual installments over the period from the date of grant until the fourth anniversary of the date of grant. Dividends are not paid on restricted stock. Restricted stock awards granted to Messrs. Cole and Turner in December 2005 will fully vest upon a change of control. Restricted stock awards granted to Messrs. Fagundo and Camara in December 2005 will fully vest if a successor company does not assume or substitute for such awards in a change of control. If the stock awards are assumed or substituted for, the unvested portion of such awards will become 50% vested if either Mr. Fagundo’s or Mr. Camara’s employment or service relationship is terminated in connection with a change of control or within one year of the transaction.

The following table shows the number and value of aggregate restricted stock holdings as of December 30, 2005:

Name	Grant Date	Shares Awarded/ Held at Year End	Closing Price on 12/30/05	Dollar Value at Year End
David W. Cole	1/13/05	22,000	$22.83	$502,260
	12/12/05	12,000	$22.83	$273,960

Brian V. Turner	1/13/05	15,000	$22.83	$342,450
	12/12/05	10,000	$22.83	$228,300

Randall J. Fagundo	1/13/05	2,300	$22.83	$52,509
	12/12/05	1,700	$22.83	$38,811

James C. Blakely	1/13/05	1,400	$22.83	$31,962
	12/12/05	1,700	$22.83	$38,811

Alexander C. Camara	1/13/05	1,400	$22.83	$31,962
	12/12/05	1,700	$22.83	$38,811

(4)	For an explanation of Securities Underlying Options, please refer to the “Option Grants in Fiscal Year 2005” table below.

(5)	Amounts reported for 2005 represent (a) 401(k) retirement plan matching contributions for Messrs. Cole, Turner and Fagundo and (b) for Mr. Camara, $15,562 paid to a retirement plan governed by the laws of England.

(6)	Mr. Turner became Chief Financial Officer of Coinstar in June 2003.

(7)	Mr. Fagundo joined Coinstar in July 2004, following our acquisition of ACMI. However, compensation data presented in the Summary Compensation Table for 2004 reflects only compensation paid to Mr. Fagundo by Coinstar after July 2004. The following is a summary of the compensation received by Mr. Fagundo during fiscal year 2004, but paid by ACMI prior to Coinstar’s acquisition of ACMI in July 2004:

•	$169,336 in base salary;

•	$346,102 in bonus; and

•	$1,368,765 in net proceeds upon exercise of ACMI stock options granted to Mr. Fagundo under ACMI’s pre-acquisition stock incentive plan.

(8)	Mr. Blakely joined Coinstar in May 2004.

(9)	The amount for 2004 represents relocation and/or temporary living expenses paid by Coinstar.

(10)	Prior to Mr. Camara’s relocation to the United States, his salary and bonus were paid in British pound sterling. Any such amounts have, for purposes of this table, been converted to U.S. dollars at prevailing exchange rates.

(11)	The amount for 2005 represents $12,858 for an automobile allowance and $13,713 for relocation and/or temporary living expenses paid by the Company.

Option Grants in Fiscal Year 2005

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Terms(4)
	Number of Securities Underlying Options Granted(#)(1)	Percentage of Total Options Granted to Employees(2)	Exercise Price ($/Share)(3)	Expiration Date
Name					5%($)	10%($)
David W. Cole	66,200	8.3%	$24.90	1/13/15	$1,036,657	$2,627,093
	75,000	9.4%	$23.90	12/12/10	$495,235	$1,094,339

Brian V. Turner	53,800	6.7%	$24.90	1/13/15	$842,480	$2,135,009
	40,000	5.0%	$23.90	12/12/10	$264,125	$585,648

Randall J. Fagundo	24,100	3.0%	$24.90	1/13/15	$377,393	$956,389
	15,000	1.9%	$23.90	12/12/10	$99,047	$218,868

James C. Blakely	14,500	1.8%	$24.90	1/13/15	$227,062	$575,421
	15,000	1.9%	$23.90	12/12/10	$99,047	$218,868

Alexander C. Camara	14,500	1.8%	$24.90	1/13/15	$227,062	$575,421
	5,000	0.6%	$18.19	4/25/10	$25,128	$55,526
	25,000	3.1%	$19.10	10/24/10	$131,924	$291,519

(1)	Options granted pursuant to the 1997 Amended and Restated Equity Incentive Plan. For options expiring in 2015, the term of the option is ten years, subject to earlier termination in the event of termination of employment, and options vest 25% one year from grant date and 2.08333% each full month thereafter. For options expiring in 2010, the term of the option is five years, subject to earlier termination in the event of termination of employment, and options vest 25% one year from the grant date and 25% annually thereafter. All options are subject to the terms and conditions of the 1997 Amended and Restated Equity Incentive Plan, as more fully described in Proposal 2 of this Proxy Statement. Named Executive Officers received grants of stock options in January and December 2005 (the former being granted for performance in 2004 and the latter for performance in 2005), except for Mr. Camara who received grants of stock options in January, April and October (the latter two being granted in recognition of certain performance and his promotion to Senior Vice President and General Manager, Worldwide Coin). In the event of a change of control, options granted to Messrs. Cole and Turner in December 2005 fully accelerate in vesting and exercisability. The option granted to Mr. Fagundo in December 2005 similarly accelerates in vesting if a successor company does not assume or substitute for the stock option in a change of control. If such option is assumed or substituted and Mr. Fagundo’s employment or service relationship is terminated in connection with a change of control or within one year of the transaction, 50% of the unvested option automatically vests.

(2)	Percentages shown reflect aggregate number of securities underlying options granted to each Named Executive Officer divided by an aggregate of 799,100 shares subject to options granted to our employees in the fiscal year ended December 31, 2005, including the Named Executive Officers.

(3)	The per-share option exercise price represents the closing price of the Company’s common stock on the date of grant.

(4)	The dollar amounts under these columns result from calculations at 5% and 10% assumed appreciation rates over the five-year option term and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Company common stock.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the- Money Options at December 31, 2005(2)
			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
David W. Cole	0	$0	279,896	191,304	$462,517	$157,083
Brian V. Turner	0	0	64,896	153,904	283,784	264,216
Randall J. Fagundo	0	0	14,167	64,933	25,926	47,274
James C. Blakely	0	0	13,854	50,646	66,915	102,135
Alexander C. Camara	18,417	183,943	31,396	61,604	31,145	148,615

(1)	Based on the difference between the fair market value of Coinstar common stock on the date of exercise and the exercise price of the option.

(2)	Based on the difference between $22.83 (the closing price of Coinstar common stock on December 30, 2005) and the exercise price of the options. There is no guarantee that the options will have this value if and when they are exercised.

Employment Contracts, Termination of Employment and Change-of-Control Arrangements

Employment Agreements

David W. Cole, Chief Executive Officer.    In January 2004 we entered into a new employment agreement with our Chief Executive Officer, David W. Cole. The agreement superseded all prior employment agreements between Mr. Cole and the Company. Under the terms of the employment agreement, we agreed to pay Mr. Cole an annual base salary of $346,700, subject to possible increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Cole is also eligible to receive annual cash bonuses based on the achievement of certain performance targets applicable to the bonus. If terminated at any time without “cause” (as defined in the employment agreement), Mr. Cole will be entitled to receive the following benefits: (i) termination payments equal to 12 months’ annual base salary, (ii) any unpaid annual base salary that has accrued for services already performed as of the date of termination, and (iii) continuation of health insurance benefits for 12 months following the date of termination.

Brian V. Turner, Chief Financial Officer.    In August 2005, we entered into a new employment agreement with our Chief Financial Officer, Brian V. Turner. The agreement superseded all prior employment agreements between Mr. Turner and the Company. Under the terms of the employment agreement, we agreed to pay Mr. Turner an annual base salary of $270,400, subject to possible increase at the discretion of the Compensation Committee. Mr. Turner is also eligible to receive annual cash bonuses based on the achievement of certain performance targets applicable to the bonus. If terminated at any time without “cause” (as defined in the employment agreement), Mr. Turner will be entitled to receive the following benefits: (i) termination payments equal to 12 months’ annual base salary, (ii) any unpaid annual base salary that has accrued for services already performed as of the date of termination, (iii) any pro-rated cash bonus accrued for services already performed as of the date of termination, and (iv) continuation of health insurance benefits for 12 months following the date of termination.

Randall J. Fagundo, President, Entertainment Services.    On July 7, 2004, in connection with our acquisition of ACMI we entered into a two-year employment agreement with Randall J. Fagundo to serve as ACMI’s President. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Fagundo an annual base salary of $325,000, subject to possible increase at the discretion of the Compensation Committee of the Board of Directors. Mr. Fagundo is eligible to receive an annual cash bonus based on the achievement of certain performance targets and as determined by the Compensation Committee. Mr. Fagundo was also granted an option to purchase 40,000 shares of Coinstar common stock, subject to the terms and conditions of our 1997 Amended and Restated Equity Incentive Plan. During the term of the agreement, Mr. Fagundo is required to purchase (in one or more open market transactions and in a manner that complies with applicable securities laws), and thereafter hold, $250,000 worth of Coinstar common stock. If we terminate Mr. Fagundo for “cause” (as defined in the employment agreement) or he terminates his employment for other than “good reason” (as defined in the employment agreement), we have agreed to pay Mr. Fagundo any unpaid portion of his base salary for services rendered as of the date of termination. If we terminate Mr. Fagundo without “cause” or Mr. Fagundo terminates his employment for “good reason,” we are obligated to continue health insurance benefits for Mr. Fagundo for 12 months following the date of termination and pay Mr. Fagundo in equal monthly installments (i) termination payments equal to 12 months’ base salary, (ii) any unpaid portion of his base salary for services rendered as of the date of termination, and (iii) any bonus Mr. Fagundo may be entitled to. Additionally, if a change of control (as defined the employment agreement) has not occurred and (x) Mr. Fagundo terminates his employment other than for “good reason” or (y) we terminate Mr. Fagundo for “cause,” Mr. Fagundo shall pay us the sum of $250,000 reduced by the amount, if any, by which the fair market value of the Coinstar common stock (as described above) purchased by Mr. Fagundo is less than $250,000 on the day Mr. Fagundo’s employment terminates. On April 7, 2006, we provided notice to Mr. Fagundo of non-renewal of his employment agreement. This notice of non-renewal of the employment agreement was delivered to Mr. Fagundo in connection with current negotiations between Mr. Fagundo and us for a new employment agreement that will supersede the current employment agreement, if consummated. It is anticipated that Mr. Fagundo will continue in his role with Coinstar Entertainment Services Inc., a wholly-owned subsidiary of Coinstar, after July 6, 2006, the date upon which the current employment agreement will expire.

Change-of-Control Agreements.    The Company has entered into change-of-control agreements with Mr. Cole (January 2004) and Mr. Turner (August 2005) in conjunction with the execution of each such executive’s current employment agreement. Under the terms of the change-of-control agreements, if a change of control occurs during the period beginning on the date of the agreement and ending on the date two years following notice from us that we intend to terminate the agreement, then the executive is eligible to receive the following benefits if we terminate his employment other than for “cause” or if the executive terminates his employment for “good reason,” as defined in the agreements:

•	his annual base salary through the date of termination;

•	the product of (i) his annual bonus with respect to the fiscal year in which the date of termination occurs and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365;

•	any compensation previously deferred; and

•	an amount as separation pay equal to his annual base salary.

Change-of-Control Provisions in the Company’s Equity Plans.    The 1997 Amended and Restated Equity Incentive Plan contains certain provisions relating to a change of control of the Company. A description of these provisions is contained in Proposal 2 under the subheading “Change of Control” on page 14 of this Proxy Statement. The Company’s 2000 Amended and Restated Equity Incentive Plan also contains certain provisions relating to a change of control of the Company. These provisions are substantially similar to those described under the description of the 1997 Amended and Restated Equity Incentive Plan.

The Compensation Committee granted stock options and restricted stock awards in December 2005 to certain executive officers that provide for accelerated vesting upon a change of control. Options granted to Messrs. Cole and Turner in December 2005 fully accelerate in vesting and the restricted stock awards granted to them are no longer subject to forfeiture upon a change of control, as defined in the 1997 Amended and Restated Equity Incentive Plan. Restricted stock awards granted to Messrs. Fagundo and Camara in December 2005 accelerate in vesting and are no longer subject to forfeiture if a successor company does not assume or substitute for such awards. In the event the restricted stock awards are assumed or substituted for and either Mr. Fagundo’s or Mr. Camara’s employment or service relationship is terminated in connection with a change of control or within one year of the transaction without cause or by the executive for good reason, 50% of the unvested portions of the restricted stock awards automatically vest. Mr. Fagundo’s stock option granted in December 2005 has the same acceleration provisions as his restricted stock award.

Transactions With Management and Others

Incident to Coinstar’s acquisition of ACMI, we assumed a lease for a 31,000-square-foot building located in Louisville, Colorado. The lessor is a limited liability company, of which Mr. Fagundo, President of ACMI (our wholly owned subsidiary), is a member. ACMI’s headquarters are located in the building. The lease commenced on March 1, 2003, and requires that ACMI pay monthly rental payments ranging from $25,353 for the first year to $33,076 for the tenth year, together with additional payments for ACMI’s proportionate share of the maintenance and insurance costs and property tax assessments for the building. We believe that the terms of this lease are comparable to those that would be entered into between unrelated parties on an arm’s-length basis. Further, the Company believes that this lease transaction and relationship are reasonable and in the best interests of the Company. In 2005, we paid the lessor $321,100 under the lease agreement.

On November 1, 2005, Coinstar completed the acquisition of substantially all the assets of The Amusement Factory, L.L.C. (“Amusement”) pursuant to an Asset Purchase Agreement dated October 18, 2005 by and among Coinstar, Amusement, Levine Investments Limited Partnership (“Levine Investments”), “ACMI”, and Adventure Vending Inc., a wholly-owned subsidiary of ACMI (“Adventure”). In connection with closing the transaction, Adventure entered into lease agreements with affiliates of Levine Investments as described below. Levine Investments is a security holder of more than 5% of Coinstar common stock (as described under the section titled “Security Ownership of Certain Beneficial Owners, Directors and Management”). In 2005, we paid the affiliates of Levine Investments a total of $823,000 under the lease agreements described below.

•	Lease agreement dated November 1, 2005 with Van Nuys Airpark Building 5, LLC, an affiliate of Levine Investments, for property located in Arlington Heights, Illinois, which includes the following terms:

•	Leased space of 27,500 square feet.

•	Term expires on December 31, 2006.

•	Adventure has options to renew the lease for an additional three-year period and, assuming that the first renewal option has been exercised, for an additional five-year period, subject to customary termination provisions.

•	Rent of between $8,000 and $12,000 per month based on the relevant period of the lease.

•	Lease agreement dated November 1, 2005 with Van Nuys Airpark Building 5, LLC, an affiliate of Levine Investments, for property located in Van Nuys, California, which includes the following terms:

•	Leased space of 82,000 square feet.

•	Term of two years commencing on November 1, 2005.

•	Adventure has options to renew the lease for an additional three-year period and, assuming that the first renewal option has been exercised, for an additional five-year period, subject to customary termination provisions.

•	Rent of between $45,000 and $65,000 per year based on the relevant period of the lease.

•	Lease agreement dated November 1, 2005 with Levine & Riggle Rental Company Limited Partnership, an affiliate of Levine Investments, for property located in Chandler, Arizona, which includes the following terms:

•	Leased space of 9,000 square feet.

•	Term expires October 31, 2007.

•	Rent of $4,500 per month together with additional payments for Adventure’s proportionate share of the utility costs, refuse removal and janitorial expenses for the building.

Also in connection with closing the transaction, Levine Investments entered into a Voting Agreement with Coinstar. The Voting Agreement provides that Levine Investments will vote its Coinstar common stock (“Shares”) (i) in favor of each matter recommended by the Company’s Board of Directors for approval by the Company’s stockholders as contained in proxy materials or similar communications of the Company, (ii) against each matter opposed by the Company’s Board of Directors for approval by the Company’s stockholders as contained in proxy materials or similar communications of the Company, (iii) except as provided in subsection (i) above, against any proposal by a party other than the Company presented for approval by the Company’s stockholders, and (iv) in respect of any matters not covered by subsections (i) through (iii) above, in the same manner as Company-supplied proxies are to be voted when returned by the Company’s stockholders without written contrary instructions. The Voting Agreement also appoints the Company as proxy for Levine Investments to vote the Shares owned by Levine Investments in the manner set forth above.

ADDITIONAL INFORMATION

Code of Conduct and Code of Ethics

Coinstar’s Board of Directors has adopted a Code of Ethics that applies to its Chief Executive Officer and other senior financial officers and a Code of Conduct that applies to all directors, officers and employees of the Company. A copy of each is available on the Company’s website at www.coinstar.com. Material amendments to and waivers from either, if any, will be disclosed on the Investor Relations section of the Company’s website.

List of Stockholders of Record

In accordance with Delaware law, a list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection for any purpose germane to the meeting ten business days prior to the Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time, at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004, by contacting the Corporate Secretary. This list will also be available at the Annual Meeting for inspection for any purpose germane to the meeting.

Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s Proxy Statement, stockholder proposals must be received at our principal executive offices no later than the close of business on December 29, 2006. As prescribed by Rule 14a-8(b) of the Securities Exchange Act of 1934, as amended, a stockholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the meeting.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2007 Annual Meeting of Stockholders, stockholders are also advised to review our Bylaws as they contain additional requirements with respect to advance notice of stockholder proposals not intended for inclusion in our Proxy Statement and director nominations. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day and not earlier than the 90th day preceding the first anniversary of our 2006 Annual Meeting. A copy of the pertinent Bylaw provisions is available on request to Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004. For such proposals or nominations that are not timely filed, we retain discretion to vote proxies we receive provided that (i) we include in our Proxy Statement advice to stockholders on the nature of the proposal and how we intend to exercise our voting discretion, and (ii) the proponent does not issue a Proxy Statement.

Consideration of Stockholder-Recommended Director Nominees

The Company’s Nominating and Governance Committee will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following: Chairperson of Nominating and Governance Committee, Attn: Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004.

Stockholders should include the name, biographical information and other relevant information relating to the recommended director nominee, including information that would be required to be included in the Proxy Statement filed in accordance with applicable rules under the Securities Exchange Act of 1934, as amended, and the written consent of the director nominee to be named as a nominee and to serve as a director, if elected. Evaluation of any such recommendations is the responsibility of the Nominating and Governance Committee. In the event of any stockholder recommendations, the Nominating and Governance Committee will evaluate the persons recommended in the same manner as other candidates.

Stockholder Communications With the Board of Directors

Stockholders may contact the Board of Directors as a group or any individual director by sending written correspondence to the following address: Board of Directors, Attn: Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004. Stockholders should clearly specify in each communication the name(s) of the group of directors or the individual to whom the communication is addressed.

APPENDIX A

COINSTAR, INC.

1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

(As Amended by the Board of Directors on April 24, 2006)

1.	Purposes

(a)    The purpose of the Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan (the “Plan”) is to provide a means by which selected Employees, Directors and Consultants may be given an opportunity to benefit from increases in value of the common stock of the Company (“Common Stock”) through the granting of (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, and (iii) Stock Awards.

(b)    The Company, by means of the Plan, seeks to retain the services of persons who are now Employees, Directors or Consultants, to secure and retain the services of new Employees, Directors and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

(c)    The Company intends that the Awards issued under the Plan shall, in the discretion of the Board or any committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either (i) Options granted pursuant to Section 6 hereof, including Incentive Stock Options and Nonstatutory Stock Options, or (ii) Stock Awards granted pursuant to Section 7 hereof. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and in such form as issued pursuant to Section 6.

2.	Definitions

(a)     “Affiliate” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)    “Award” means any Option or Stock Award.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Company” means Coinstar, Inc., a Delaware corporation.

(f)    “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render bona fide consulting services and who is compensated for such services, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.

(g)    “Continuous Status as an Employee, Director or Consultant” means the employment or relationship as an Employee, Director or Consultant is not interrupted or terminated. The Plan Administrator, in its sole discretion, may determine whether Continuous Status as an Employee, Director or Consultant shall be considered interrupted in the case of: (i) any leave of absence approved by the Plan Administrator, including sick leave, military leave or any other personal leave; or (ii) transfers between locations of the Company or between the Company, Affiliates or their successors.

(h)    “Director” means a member of the Board.

(i)    “Employee” means any person employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(j)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)    “Fair Market Value” means, as of any date, the value of the Common Stock of the Company determined as follows:

(1)    If the Common Stock is listed on any established stock exchange, or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(2)    In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(l)    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(m)    “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(n)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(o)    “Option” means the right to purchase Common Stock granted pursuant to the Plan.

(p)    “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(q)    “Participant” means the person to whom an Award is granted.

(r)    “Plan” means this Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan, as amended and restated.

(s)    “Plan Administrator” has the meaning set forth in subsection 3(c) of the Plan.

(t)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3.

(u)    “Section 409A” means Section 409A of the Code, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

(v)    “Stock Award” means an Award of shares of Common Stock or units denominated in Common Stock granted under Section 7, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

(w)    “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

3.	Administration

(a)    The Board shall administer the Plan unless and until the Board delegates administration to a committee or subcommittee, as provided in subsection 3(c).

(b)    The Board, or the Plan Administrator, as defined below, shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(1)    To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; whether an Award will be an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Award or a combination of the foregoing; and the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to an Award and the number of shares with respect to which an Award shall be granted to each such person.

(2)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in any Stock Award or Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(3)    To amend the Plan or an Award as provided in Section 12.

(4)    To permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents. Deferral of any Award payment shall satisfy the requirements for exemption from Section 409A of the Code or satisfy the requirements of Section 409A as determined by the Plan Administrator prior to such deferral.

(5)    Generally, to exercise such powers and to perform such acts as the Board or the Plan Administrator deems necessary or expedient to promote the best interests of the Company, which are not in conflict with the provisions of the Plan.

(c)    The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more independent members of the Board (the “Plan Administrator”). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (i) “outside directors” as contemplated by Section 162(m) of the Code and (ii) “non-employee directors” as contemplated by Rule 16b-3. Notwithstanding the foregoing, the Plan Administrator may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. Furthermore, to the extent not inconsistent with applicable law, the Plan Administrator may authorize one or more executive Officers of the Company to grant Awards to certain eligible individuals in such amounts and at an exercise price as specifically prescribed by the Plan Administrator. Notwithstanding any other provision of the Plan, all grants of Awards to Directors shall be approved only by a committee consisting of independent members of the Board.

4.	Shares Subject to the Plan

(a)    Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the stock that may be available for issuance pursuant to Awards shall not exceed in the aggregate Seven Million Five Hundred Seventeen Thousand Two Hundred Seventy Four (7,517,274) shares of Common Stock. If any Awards shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full (or vested in the case of restricted stock awarded pursuant to Section 7), the stock not acquired under such Award shall revert to and again become available for issuance under the Plan.

(b)    The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

(c)    Subject to the provisions of Section 11 relating to adjustments upon changes in stock, not more than an aggregate of Six Hundred Thousand (600,000) shares shall be available for issuance pursuant to grants of Stock Awards under the Plan.

(d)    Notwithstanding the foregoing, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in subsection 4(a), subject to the provisions of Section 11 relating to adjustments upon changes in stock.

5.	Eligibility

(a)    Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted only to Employees, Directors or Consultants.

(b)    No person shall be eligible for the grant of an Incentive Stock Option if, at the time of grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)    Subject to the provisions of Section 11 relating to adjustments upon changes in stock, no person shall be eligible to be granted Awards covering more than Five Hundred Thousand (500,000) shares of the Common Stock in any calendar year, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

6.	Option Provisions

Each Option shall be in such form and shall contain such terms and conditions as the Plan Administrator shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)    Term.    No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b)    Price.    The exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c)    Consideration.    The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or with a check at the time the Option is exercised, or (ii) at the discretion of the Plan Administrator (A) by tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by a Participant, provided that the Participant must have held any such shares tendered that were acquired by the Participant under a Company-sponsored stock compensation program for at least six (6) months, that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of shares being purchased under the Option, (B) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act and to the extent permitted by law, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with this exercise, all in accordance with the regulations of the Federal Reserve Board, or (C) such other consideration as the Plan Administrator may permit.

In addition, to assist a Participant in acquiring shares of Common Stock pursuant to an Option granted under the Plan, the Plan Administrator may, in its sole and absolute discretion at the time the Option is exercised, permit exercise of the Option by delivery of a promissory note from the Participant in a form approved by the Company, provided that the Participant is an Employee, and not an Officer or member of the Board (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System). No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. The Plan Administrator shall have the authority to determine the terms of any promissory note and permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Common Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Plan Administrator, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

(d)    Transferability.    An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Incentive Stock Option is granted only by such person. A Nonstatutory Stock Option may be transferred to the extent provided in the Option Agreement; provided that if the Option Agreement does not expressly permit the transfer of a Nonstatutory Stock Option, the Nonstatutory Stock Option shall not be transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person or any transferee pursuant to a domestic relations order. Notwithstanding the foregoing, the person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option.

(e)    Vesting.    The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

(f)    Termination of Employment or Relationship as an Employee Director or Consultant.    In the event a Participant’s Continuous Status as an Employee, Director or Consultant terminates (other than upon the Participant’s death or disability), the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it at the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months after the termination of the Participant’s Continuous Status as an Employee, Director or Consultant (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Participant does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

A Participant’s Option Agreement may also provide that if the exercise of the Option following the termination of the Participant’s Continuous Status as an Employee, Director or Consultant (other than upon the

Participant’s death or disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Exchange Act or the restrictions of Rule 10b-5 under the Exchange Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the first paragraph of this subsection 6(f) or (ii) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Status as an Employee, Director or Consultant during which the exercise of the Option would not be in violation of such requirements or restrictions.

(g)    Disability of Participant.    In the event the Participant’s Continuous Status as an Employee, Director or Consultant terminates as a result of the Participant’s disability, the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it at the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(h)    Death of Participant.    In the event of the death of a Participant during, or within a period specified in the Option after the termination of, the Participant’s Continuous Status as an Employee, Director or Consultant, the Option may be exercised (to the extent the Participant was entitled to exercise the Option at the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Participant’s death pursuant to subsection 6(d), but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, at the time of death, the Participant was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after the Participant’s death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(i)    Repricing of Options.    Except for adjustments made pursuant to Section 11, the exercise price of outstanding Options may not be reduced without stockholder approval nor may outstanding Options be cancelled or amended for the purpose of repricing, replacing or regranting such Options with an exercise price that is less than the original price (as adjusted pursuant to Section 11) of such Options without stockholder approval.

7.	Stock Awards

The Plan Administrator is authorized to make Awards of Common Stock or Awards denominated in units of Common Stock on such terms and conditions and subject to such restrictions, if any, which may be based on continuous service with the Company or the achievement of performance criteria related to: profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets, where such criteria may be stated in absolute terms or relative to comparison companies, as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the Stock Award Agreement.

The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the Stock Award shall occur by reason of termination of the Participant’s employment or service relationship.

(a)    Issuance of Shares.    Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to a Stock Award, or upon the Participant’s release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as practicable, to the Participant or, in the case of the Participant’s death, to the personal representative of the Participant’s estate or as the appropriate court directs, the appropriate number of shares of Common Stock.

(b)    Waiver of Restrictions.    Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Stock Award under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate; provided, however, that the Plan Administrator may not adjust performance goals for any Stock Award intended to be exempt under Section 162(m) of the Code for the year in which the Stock Award is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.

(c)    Transferability.    No rights under a Stock Award Agreement shall be transferable except by will or the laws of descent and distribution or, if the agreement so provides, pursuant to a domestic relations order so long as stock awarded under such agreement remains subject to the terms of the agreement.

8.	Covenants of the Company

(a)    During the terms of the Awards, the Company shall keep available at all times the number of shares of stock required to satisfy such Awards.

(b)    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares under Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act of 1933, as amended (the “Securities Act”), either the Plan, any Award or any stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Awards unless and until such authority is obtained.

9.	Use of Proceeds from Stock

Proceeds from the sale of stock pursuant to Awards shall constitute general funds of the Company.

10.	Miscellaneous

(a)    The Plan Administrator shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest pursuant to subsection 6(e) or 7(b), notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(b)    Neither an Employee, Director or Consultant nor any person to whom an Option or an Award denominated in units is transferred in accordance with the Plan shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Award unless and until such person has satisfied all requirements for receipt of any shares subject to the Award pursuant to its terms.

(c)    Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Employee, Consultant or other holder of Awards any right to continue in the employ of the Company or any Affiliate or to continue serving as an Employee, Consultant or Director, or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without notice and with or without cause, or the right to terminate the relationship of any Consultant pursuant to the terms of such Consultant’s agreement with the Company or Affiliate or service as a Director pursuant to the Company’s Bylaws.

(d)    To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year under all plans of the Company and its Affiliates exceeds One Hundred Thousand Dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e)    The Company may require any person to whom an Award is granted, or any person to whom an Award is transferred in accordance with the Plan, as a condition of exercising or acquiring stock under any Award, (1) to give written assurances satisfactory to the Company as to such person’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Award for such person’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

(f)    The Company may require the holder of an Award to pay to the Company the amount of any taxes that the Company is required to withhold with respect to the grant, exercise, payment or settlement of an Award. The Company shall have the right to withhold from any Award or any shares of stock issuable pursuant to an Award an amount equal to such taxes. To the extent provided by the terms of a Stock Award or Option Agreement, the person to whom an Award is granted may satisfy any federal, state or local tax withholding obligation relating to the grant, exercise, payment or settlement of an Award by any of the following means or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of stock under the Award (up to the employer’s minimum tax withholding rate); or (iii) delivering to the Company owned and unencumbered shares of the Common Stock of the Company having a value equal to the tax withholding obligations (up to the employer’s minimum required tax withholding rate to the extent the Participant has held the surrendered shares for less than six (6) months).

(g)    Notwithstanding anything contained in the Plan to the contrary, any and all Awards, payments, distributions, deferral elections, transactions and any other actions or arrangements made or entered into pursuant to the Plan shall remain subject at all times to compliance with the requirements of Section 409A of the Code. If the Plan Administrator determines that any Award is subject to Section 409A, the agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. If the Plan Administrator determines that any Award may be subject to Section 409A, the Plan Administrator may adopt such amendments to the Plan and the applicable agreement evidencing the Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Plan Administrator determines are necessary or appropriate to (i) exempt the Award from Section 409A or (ii) comply with the requirements of Section 409A.

(h)    The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any Affiliate of the Company may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to comply with applicable foreign laws and to meet the objectives of the Plan.

11.	Adjustments Upon Changes in Stock

(a)    If any change is made in the stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), (i) the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to subsections 4(a), 4(c) and 4(d), the classes(es) and maximum number of shares subject to Awards that may be granted to any person during any calendar year pursuant to subsection 5(c) and the class(es) and number of shares for which Awards may be automatically granted pursuant to a formula program established under the Plan, and (ii) the outstanding Awards will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Awards. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

(b)    In the event of a merger, reorganization or sale of substantially all the assets of the Company, the Plan Administrator, may, in its sole discretion, do one or more of the following: (i) arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the options prices and adjustments in the number and kind of securities issuable upon exercise; (ii) shorten the period during which options are exercisable; (iii) accelerate any vesting schedule to which an option is subject; or (iv) cancel vested options in exchange for cash payment upon such terms and conditions as determined by the Board of Directors at the time of the event. The Plan Administrator may also provide for one or more of the foregoing alternatives in any particular option agreement.

12.	Amendment of the Plan and Awards

(a)    The Board at any time, and from time to time, may amend the Plan; provided, however, that except as provided in Section 11 relating to adjustments upon changes in stock, stockholder approval shall be required for any amendment that (i) materially increases the number of securities issuable under the Plan; (ii) materially modifies the requirements for participation in the Plan; (iii) otherwise materially amends the Plan to the extent stockholder approval is required by Nasdaq or securities exchange listing requirements; or (iv) otherwise requires stockholder approval under any applicable law or regulation.

(b)    The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c)    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Directors or Consultants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d)    Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Award was granted and (ii) such person consents in writing.

(e)    The Board at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Award was granted and (ii) such person consents in writing.

13.	Termination or Suspension of the Plan

(a)    The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on June 8, 2016. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    Rights and obligations under any Award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the consent of the person to whom the Award was granted.

14.	Effective Date of Plan

The Plan, as amended and restated, shall become effective on the date it is approved by the stockholders.

DIRECTIONS AND MAP

2006 Annual Meeting of Stockholders

Bellefield Conference Center

1150 114th Avenue S.E.

Bellevue, WA, 98004

June 8, 2006—10:00 A.M.

From Interstate 405 northbound

Take Exit # 12 (SE 8th St.) and turn left at the light. Turn left into the Bellefield Office Park. The Conference Center is the first building on the left.

From Interstate 405 southbound

Take Exit # 12 (SE 8th St.) and turn right at the light. Turn left into the Bellefield Office Park. The Conference Center is the first building on the left.

From Interstate 90

Take Exit # 9 (Bellevue Way). Proceed on Bellevue Way and turn right at the second light onto 112th Avenue SE. (There are two 112th’s—turn at the second one). Turn right into the Bellefield Office Park. The Conference Center is located at the north end of the office park.

COINSTAR, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 8, 2006

The undersigned hereby appoints Keith D. Grinstein and Donald R. Rench, and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the shares of Coinstar, Inc. held of record by the undersigned on April 13, 2006 at the Annual Meeting of Stockholders of Coinstar, Inc. to be held at the Bellefield Conference Center located at 1150 114lh Avenue S.E., Bellevue, Washington 98004 on Thursday, June 8, 2006 at 10:00 a.m. local time and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting including matters incidental to the conduct of the meeting. IMPORTANT—PLEASE DATE AND SIGN ON THE OTHER SIDE.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ALL PROPOSALS REFERRED TO ON THE REVERSE SIDE.

Please vote, date, and return this proxy

in the enclosed return envelope, which is postage prepaid if mailed in the United States.

(Continued and to be signed on other side)

C/O COMPUTERSHARE TRUST CO., INC. 350 INDIANA ST. SUITE 800 GOLDEN, CO 80401

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Coinstar, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

AUTO DATA PROCESSING

INVESTOR COMM SERVICES

ATTENTION:

TEST PRINT

5I MERCEDES WAY

EDGEWOOD, NY

11717

123,456,789,012.00000 000000000000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CNSTR1 KEEP THIS PORTION FORYOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COINSTAR, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEE LISTED BELOW.

Vote On Director

PROPOSAL 1: Elect one director for a term expiring in 2009: 01) David W. Cole

02 0000000000 215063143658

For Withhold For All All All Except

To withhold authority to vote for any nominee, write such nominee’s name below:

Vote On Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL2: Approve amendments to the 1997 Amended and Restated Equity Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL3: Ratify appointment of KPMG LLP as Independent auditors.

For Against Abstain

You can view the Annual Report and Proxy Statement on the internet at: http://www.Coinstar.com.

Please sign exactly as your name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

AUTO DATA PROCESSING

INVESTOR COMM SERVICES

ATTENTION:

TEST PRINT

S1 MERCEDES WAY

EDGEWOOD, NY

11717

Signature [PLEASE SIGN WITHIN BOX] Date

P26544

Signature (Joint Owners)

Date

123,456,789,012

19259P300

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